UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

First Internet Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 28, 2022

DEAR FELLOW SHAREHOLDER,

It is my pleasure to invite you to attend the 2022 Annual Meeting of Shareholders of First Internet Bancorp on Monday, May 16, 2022 at 1:00 p.m. local time, which will be hosted virtually via the Internet at www.virtualshareholdermeeting.com/INBK2022. At the meeting, you will be able to vote your shares electronically on the business items listed in the notice of the meeting and submit your questions.

We are again furnishing our proxy materials to our shareholders primarily over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials, helps keep our costs low and reduces the environmental impact of our annual meeting. On or about March 29, 2022, a Notice of Internet Availability of Proxy Materials will be mailed to our shareholders containing instructions on how to access our proxy statement, annual report and any related materials and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can elect to receive a paper copy of the proxy statement, annual report and any related materials.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY.

You may vote your shares via a toll-free telephone number or over the Internet. If you receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding available methods of voting are contained in the Notice of Internet Availability of Proxy Materials, the proxy statement and the proxy card. If you attend the meeting, you may vote electronically, provided that you comply with the requirements summarized in the proxy statement.

Sincerely,

DAVID B. BECKER
Chairman and Chief Executive Officer

8701 E. 116th Street, Fishers, Indiana 46038 • (317) 532-7900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 16, 2022

The 2022 Annual Meeting of Shareholders of First Internet Bancorp will be held virtually via the Internet at www.virtualshareholdermeeting.com/INBK2022, at 1:00 p.m. local time on Monday, May 16, 2022, for the following purposes:

●	To elect eight directors to serve until the next annual meeting of shareholders;

●	To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers;

●	To ratify the appointment of BKD, LLP as our independent registered public accounting firm for 2022;

●	To approve the First Internet Bancorp 2022 Equity Incentive Plan; and

●	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record as of the close of business on March 21, 2022 are entitled to notice of and to vote at the annual meeting or any adjournments thereof. In the event there are not sufficient votes for approval of one or more of the above matters at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.

Your vote is important, regardless of the number of shares you own. If you do not attend the meeting to vote electronically, your vote will not be counted unless a proxy representing your shares is voted at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

●	Go to the website noted on your proxy card or the Notice of Internet Availability of Proxy Materials and vote via the Internet;

●	If you receive a printed copy of the proxy materials by mail, use the toll-free telephone number shown on your proxy card;

●	If you receive a printed copy of the proxy materials by mail, mark, sign, date and promptly return your proxy card in the envelope provided, which requires no additional postage if mailed in the U.S.; and

●	If you attend the meeting, you may revoke any previously-submitted proxy and vote electronically.

By order of the Board of Directors,

/s/ C. Charles Perfetti

C. CHARLES PERFETTI
Executive Vice President and Secretary

Fishers, Indiana
March 28, 2022

2022 ANNUAL MEETING	i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements included in this proxy statement, including in the sections entitled “Executive Compensation – Compensation Discussion and Analysis – 2021 Business Highlights” and “PROPOSAL 4: APPROVAL OF 2022 EQUITY INCENTIVE PLAN,” regarding future financial performance, results of operations, expectations, plans, strategies, goals, priorities and other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based upon current beliefs, expectations and assumptions and are subject to significant risks, uncertainties and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks, uncertainties and changes in circumstances that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021. Readers of this proxy statement are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

8701 E. 116th Street, Fishers, Indiana 46038 • (317) 532-7900

PROXY STATEMENT
FOR 2022 Annual Meeting of Shareholders
to be held at 1:00 p.m. Eastern Time on Monday, May 16, 2022

This proxy statement and the accompanying form of proxy are being furnished to the holders of common stock of First Internet Bancorp (the “Company,” “we,” “our,” or “us”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the 2022 Annual Meeting of Shareholders to be held virtually via the Internet at 1:00 p.m. local time on Monday, May 16, 2022, and at any adjournments thereof. This proxy statement and the accompanying form of proxy, or a Notice of Internet Availability of Proxy Materials, are being mailed to our shareholders on or about March 29, 2022.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held May 16, 2022

Copies of the notice of annual meeting of shareholders, this proxy statement and the 2021 annual report are each available at www.firstinternetbancorp.com.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why are you conducting a virtual annual meeting?

We are conducting this year’s annual meeting entirely online due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our employees and shareholders. In addition, we believe the online meeting format will provide shareholders who would not otherwise be able to attend the annual meeting the opportunity to do so. As in prior years, our shareholders will continue to be able to vote and ask questions during the meeting.

What matters will be voted on at the meeting?

There are four substantive matters to be voted on at the meeting, as follows:

PROPOSAL		BOARD VOTE RECOMMENDATION	ADDITIONAL DETAIL
Proposal 1:	Election of eight directors to serve until the next annual meeting of shareholders	FOR each nominee	Page 5
Proposal 2:	Advisory vote to approve compensation paid to our named executive officers, also referred to as a “say-on-pay” vote	FOR	Page 32
Proposal 3:	Ratification of the appointment of BKD, LLP as our independent registered public accounting firm for 2022	FOR	Page 33
Proposal 4:	Approval of the First Internet Bancorp 2022 Equity Incentive Plan (the “2022 Plan”)	FOR	Page 34

Why did shareholders receive a Notice of Internet Availability of Proxy Materials?

All of our shareholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) containing information on the availability of our proxy materials on the Internet, unless they previously requested a printed copy of the proxy materials. Shareholders will not receive a printed copy of our proxy materials unless they request the materials in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our annual report for the year ended December 31, 2021, and how you may vote by proxy.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By voting over the Internet, by telephone or, if you receive a printed copy of the proxy materials, by completing and returning a proxy card, you are giving the persons named, David B. Becker and Kenneth J. Lovik, the authority to vote your shares in the manner you indicate.

2022 ANNUAL MEETING	1

Who is qualified to vote?

Shareholders of record as of the close of business on March 21, 2022 are entitled to vote at the annual meeting or any adjournments thereof. As of March 21, 2022, we had 9,683,727 shares of our common stock outstanding, each of which is entitled to one vote for each director nominee and one vote on each other item of business properly brought before the meeting.

How many shares must be present to hold the meeting?

The presence in person (including virtually) or by proxy of the holders of a majority of the outstanding shares entitled to vote at the annual meeting, or 4,841,864 shares, is necessary to constitute a quorum for the transaction of business.

What is the difference between a “SHAREHOLDER OF RECORD” and a “STREET NAME” holder?

These terms describe how your shares are held. You are a “SHAREHOLDER OF RECORD” if your shares are registered directly in your name with our transfer agent, Computershare. You are a “street name” holder if your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian.

How do I vote my shares?

If you are a “shareholder of record,” then you have several choices. You can vote your shares by proxy (i) over the Internet; (ii) by telephone; or (iii) if you receive a printed copy of the proxy card, by marking, signing, dating and mailing your proxy card. You will need to have the Notice or, if you received a printed copy of the proxy materials, your proxy card, available when voting over the Internet or by telephone. Please refer to the specific instructions set forth on the Notice or proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder. If you vote over the Internet or by telephone, you do not need to return a proxy card. If you hold your shares in “STREET NAME,” then your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares.

What do I need to do to attend the meeting and how do I vote my shares electronically?

We intend to hold our annual meeting virtually via the Internet, which you may access at www.virtualshareholdermeeting.com/INBK2022. Only shareholders who owned our common stock as of the close of business on March 21, 2022 will be entitled to attend the meeting.

●	If you are a “SHAREHOLDER OF RECORD,” you may vote your shares electronically and ask questions at the meeting by following the instructions provided on the Notice or, if you received a printed copy of the proxy materials, your proxy card, to log into www.virtualshareholdermeeting.com/INBK2022. To participate in the annual meeting, you will need the 16-digit control number provided on the Notice or your proxy card.

●	If your shares are held in “STREET NAME,” you may receive a voting instruction form with a 16-digit control number that will allow you to log into www.virtualshareholdermeeting.com/INBK2022, vote your shares electronically and ask questions. We encourage you to confirm the correct process for accessing the meeting with your broker, bank, trustee or other nominee in advance. If you do not receive a 16-digit control number on your voting instruction form, you must request a legal proxy from your broker, bank, trustee or other nominee that holds your shares. Please follow the instructions from your broker, bank, trustee or other nominee or contact your broker, bank, trustee or other nominee to request a proxy form.

Even if you currently plan to attend the meeting, we recommend that you vote by proxy, either via the Internet, by telephone or by mail, so that your vote will be counted if you later decide not to attend the meeting.

Can I vote electronically at the meeting?

If you are a “SHAREHOLDER OF RECORD,” then you may vote your shares electronically at the meeting.

If you hold your shares in “STREET NAME,” then you must obtain a legal proxy from your broker, bank, trustee or other nominee, giving you the right to vote your shares electronically at the meeting.

What are broker non-votes?

A broker non-vote occurs when a nominee, such as a broker, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote on that particular proposal and has not received instructions from the beneficial owner as to how to vote its shares. Proposals 1, 2 and 4 each fall into this category. If you do not provide your broker with voting instructions, none of your shares held by the broker will be voted on any of those proposals.

What vote is required for each of the proposals to be approved?

For Proposal 1, the directors receiving a plurality of the votes cast FOR will be elected. Neither abstentions nor broker non-votes will affect the outcome of this proposal. Proposals 2 and 3 will be approved if more shares are voted FOR the proposal than voted AGAINST. Neither abstentions nor broker non-votes will affect the outcome of either proposal. Proposal 4 will be approved if more shares are voted FOR the proposal than voted AGAINST or ABSTAIN. Abstentions will have the same effect as a vote against this proposal, but broker non-votes will not affect the outcome of this proposal.

2	2022 ANNUAL MEETING

What can I do if I change my mind after I submit my proxy?

If you are a “SHAREHOLDER OF RECORD,” you may revoke your proxy at any time before it is voted at the meeting by: (1) sending a written notice of the revocation to our Secretary at 8701 E. 116th Street, Fishers, Indiana 46038 that is received prior to the meeting, (2) submitting a later-dated proxy via the Internet, by telephone or by mail, or (3) by attending the meeting and voting your shares electronically. If your shares are held in “STREET NAME,” you may submit new voting instructions by contacting your broker, bank, trustee or other nominee holder. You also may vote electronically at the annual meeting if you obtain a legal proxy as described above.

How would my shares be voted if I do not specify how they should be voted?

If you submit a signed proxy without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the Board’s recommendations.

What is the effect of the say-on-pay advisory vote?

This proposal is advisory and not binding on the Company, the Board or the Compensation Committee of the Board. We could, if the Board or the Compensation Committee concluded it was in our best interests to do so, choose not to follow or implement the outcome of this advisory vote.

Why did I receive more than one Notice or proxy card?

You may receive multiple Notices or proxy cards if you hold your shares of record in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held in ”STREET NAME” by a broker, bank, trustee or other nominee, you will receive voting instructions from your broker, bank, trustee or other nominee, and you will return your voting instructions to your broker, bank, trustee or other nominee. You should vote on and sign each proxy card and/or voting instruction form you receive.

What happens if additional matters are presented at the annual meeting?

We know of no other matters other than the items of business described in this proxy statement that will be presented at the meeting. If you grant a proxy, the persons named as proxy holders will have discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Indiana law and our bylaws.

Can I review the list of shareholders entitled to vote at the meeting?

A list of shareholders entitled to vote at the meeting as of March 21, 2022 will be available for inspection for five business days prior to the annual meeting. If you want to inspect the shareholder list, please contact our Secretary at (317) 532-7900 to schedule an appointment. In addition, the shareholder list will be available during the annual meeting through the meeting website for those shareholders who choose to attend.

Who pays for the cost of proxy preparation and solicitation?

We are paying the costs of the solicitation of proxies. We must also pay brokerage firms and other persons representing beneficial owners of shares held in ”STREET NAME” certain fees associated with: (i) forwarding the Notice to beneficial owners; (ii) forwarding printed proxy materials by mail to beneficial owners who specifically request them; and (iii) obtaining beneficial owners’ voting instructions. In addition to soliciting proxies by mail, certain of our directors, officers and other employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

2022 ANNUAL MEETING	3

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 21, 2022, regarding beneficial ownership of our common stock held by each non-employee director, each of the named executive officers, all current directors and executive officers as a group, and all persons who are known to be beneficial owners of more than 5% of our common stock. Unless otherwise indicated below, the address of each beneficial owner listed in the table is the address of the Company’s principal executive offices and, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF OUTSTANDING SHARES
Directors and named executive officers
David B. Becker	375,557(2)	3.9%
Nicole S. Lorch	36,567(3)	*
Kenneth J. Lovik	31,211(4)	*
C. Charles Perfetti	59,959(5)	*
Aasif M. Bade	2,314	*
Justin P. Christian	1,257	*
Ann Colussi Dee	1,257	*
Ana Dutra	4,379	*
John K. Keach, Jr.	24,999(6)	*
David R. Lovejoy	29,778(7)	*
Ralph R. Whitney, Jr.	55,582(8)	*
Jerry Williams	108,279(9)	1.1%
Jean L. Wojtowicz	55,140(10)	*
All directors and current executive officers as a group (13 persons)	788,059(11)	8.0%

Stieven Capital Advisors, L.P. 12412 Powerscourt Drive, Suite 250 St. Louis, MO 63131	622,895(12)	6.4%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	570,919(13)	5.9%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	599,997(14)	6.2%
*	Less than one percent.
(1)	Unless otherwise indicated in the footnotes to this table, (a) the listed beneficial owner has sole voting power and investment power with respect to the number of shares shown, (b) no director or executive officer has pledged as security any shares shown as beneficially owned, and (c) deferred stock rights were issued under the Directors’ Deferred Stock Rights Plan. Excludes fractional shares.
(2)	Includes 8,561 shares underlying RSUs scheduled to vest within 60 days of the date of this table; and 189,400 shares pledged as security for a personal line of credit at an unaffiliated institution.
(3)	Includes 3,033 shares underlying RSUs scheduled to vest within 60 days of the date of this table.
(4)	Includes 2,974 shares underlying RSUs scheduled to vest within 60 days of the date of this table.
(5)	Includes 2,250 shares underlying RSUs scheduled to vest within 60 days of the date of this table.
(6)	Includes 2,092 shares underlying deferred stock rights.
(7)	Includes 12,110 shares underlying deferred stock rights.
(8)	Includes 27,981 shares underlying deferred stock rights, of which 962 shares were issued under the 2013 Plan.
(9)	Includes 18,327 shares underlying deferred stock rights and 43,000 shares indirectly held through an IRA.
(10)	Includes 26,057 shares underlying deferred stock rights.
(11)	Includes 16,818 shares issuable upon vesting of RSUs scheduled to vest within 60 days of the date of this table; and 85,605 deferred stock rights.
(12)	Based on information reported to the SEC in a Schedule 13G/A filed by Stieven Capital Advisors, L.P. on January 19, 2022, and reflects beneficial ownership as of December 31, 2021. Stieven Capital Advisors, L.P. reported having shared voting and dispositive power with respect to all shares identified.
(13)	Based on information reported to the SEC in a Schedule 13G/A filed by BlackRock, Inc. on February 3, 2022, and reflects beneficial ownership as of December 31, 2021. BlackRock, Inc. reported having sole voting power with respect to 557,496 shares and sole dispositive power with respect to 570,919 shares.
(14)	Based on information reported to the SEC in a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 8, 2022, and reflects beneficial ownership as of December 31, 2021. Dimensional Fund Advisors LP reported having sole voting power with respect to 584,686 shares and sole dispositive power with respect to 599,997 shares.

4	2022 ANNUAL MEETING

PROPOSAL 1:
ELECTION OF DIRECTORS

The Board, acting on the recommendation of its Nominating and Corporate Governance Committee, has nominated eight incumbent directors for election as directors. Each nominee who is elected will serve for a term of one year, which expires at our next annual meeting of shareholders or such later date as his or her successor has been elected and qualified. Unless authority is specifically withheld, the shares voting by proxy will be voted in favor of these nominees.

Jerry Williams and Ralph R. Whitney, Jr., members of the Board since 1998, whose respective terms expire at the annual meeting, have not been nominated for reelection due to our Board of Directors’ retirement policy. The Board wishes to express its sincere gratitude to Mr. Williams and Mr. Whitney for their many significant contributions and years of dedicated service to First Internet and our shareholders. Their impact on our success cannot be overstated. The Board has taken action to reduce its size to eight members effective upon the expiration of Mr. Williams’ and Mr. Whitney’s terms as directors. Proxies cannot be voted for a greater number of persons than eight, which is the number of nominees named in this proxy statement.

DIRECTOR NOMINEE	AGE	POSITIONS AND OFFICES HELD WITH FIRST INTERNET BANCORP	DIRECTOR SINCE
Aasif M. Bade	40	Director	2021
David B. Becker	68	Chairman, Chief Executive Officer & Director	1999
Justin P. Christian	48	Director	2021
Ann Colussi Dee	62	Director	2021
Ana Dutra	57	Director	2020
John K. Keach, Jr.	70	Director	2012
David R. Lovejoy	73	Director, Vice Chair of the Board	2006
Jean L. Wojtowicz	64	Director	1998

If any of these nominees becomes unable to serve, we expect that the persons named as proxies will exercise their voting power in favor of such other person or persons as the Board may recommend. All of the nominees have consented to being named in this proxy statement and to serve if elected. The Board knows of no reason why any of the nominees would be unable to serve.

The names of the persons who are nominees for election and certain other information, including their experience and qualifications are set forth below. There are no family relationships among any of our directors or executive officers. Except for Mr. Becker’s employment agreement, which provides that he will be employed as Chairman and Chief Executive Officer of our Company, there is no arrangement or understanding pursuant to which a director or executive officer has been selected as a director or nominee for election or as an executive officer.

AASIF M. BADE
Founder and CEO,
Ambrose Property Group

Mr. Bade has served as a director of the Company and the Company’s subsidiary, First Internet Bank of Indiana (the “Bank”), since May 2021. He has served as Chief Executive Officer of Ambrose Property Group, LLC, a private industrial development company, since founding it in 2008. Previously, he served in various positions of increasing responsibility at Duke Realty Corporation from 2000 to 2008. He has filled volunteer and leadership roles with the Indianapolis Zoo, Indianapolis 500 Festival, 2021 NBA All-Star Game Local Organizing Committee and Central Indiana Community Foundation. He has served on the Indiana University Foundation Board of Directors since 2018.

Mr. Bade’s national commercial real estate experience brings to our Board knowledge that benefits the Company’s commercial real estate lending business. His experience in capital management, customer relations and long-range planning makes him an important resource for our Board. As a result of his extensive involvement in businesses and community activities in Indiana, Mr. Bade has developed insights and relationships that provide him with the ability to offer a valuable perspective on issues that affect the Company in the communities we serve.

DAVID B. BECKER
Chairman and Chief Executive Officer,
First Internet Bancorp

Mr. Becker has served as our Chairman since 2006 and as our CEO since 2007. He previously served as our President from 2007 to June 2021. Mr. Becker founded the Bank in 1998 and has served as its CEO since that time. He has a 40-year career as an entrepreneur in financial services technology (“fintech”) and software-as-a-service (“SaaS”), including re:Member Data Services (founded in 1981; sold in 2004), an electronic data processing services provider focused on credit unions nationwide; OneBridge, Inc. (founded in 1994; sold in 2014), a credit and debit card processing firm; VIFI (founded in 1995; sold in 2002), an Internet services provider focused on financial institutions; DyKnow (founded in 2002; sold in 2022), specializing in educational technology for interactive learning experiences; and RICS Software, Inc. (acquired in 2007; sold in 2020), a provider of web-based inventory control and point-of-sale solutions for retailers. He has held numerous community leadership roles, including board service for TechPoint, a change agent for Indiana’s technology industry; TechPoint Foundation for Youth, promoting STEM education programs for students in Indiana; Central Indiana Community Foundation (CICF), a public charity established to improve philanthropic services supporting the central Indiana region; and Central Indiana Corporate Partnership, an alliance of CEOs and university presidents working to promote economic growth. Mr. Becker also serves on the Board of Trustees for DePauw University.

Mr. Becker’s experience as a successful entrepreneur and his role as our principal executive officer for over a decade uniquely qualify him for service on our Board.

2022 ANNUAL MEETING	5

PROPOSAL 1:
ELECTION OF DIRECTORS

Justin P. Christian
President and Chief Executive Officer,
BC Forward

Mr. Christian has been a director of the Company and the Bank since December 2021. He is the Co-Founder, President and CEO of BCforward, a global IT consulting and workforce fulfillment firm providing services and resourcing for leading businesses as well as government organizations. Before founding BCforward in 1998, he worked in the life-sciences industry with Eli Lilly & Company. Mr. Christian has been recognized for his leadership with the 2020 EY Entrepreneur of the Year US National Award and the 2021 TechPoint Trailblazer award. Mr. Christian was inducted into the Central Indiana Business Hall of Fame in 2017. Mr. Christian has served on the boards of the Indianapolis Children’s Museum, Goodwill of Central Indiana, the Indiana Gaming Commission, and the Indianapolis Bond Bank. He also is a past chairman of the Indianapolis 500 Festival Board of Directors. Mr. Christian currently serves on the boards of the Lumina Foundation, Central Indiana Corporate Partnership, Park Tudor School and AAA Hoosier Motor Club.

Mr. Christian’s 25 years of experience leading a global IT consulting and workforce fulfillment company from startup to more than $500 million in annual revenues offers our Board a valuable perspective on key issues and initiatives affecting the Company and qualifies him for service on our Board.

Ann Colussi Dee
Executive VP, General Counsel and Corporate Secretary,
Duke Realty Corporation

Ms. Dee has served as a director of the Company and the Bank since December 2021. She has served as Executive Vice President, General Counsel and Corporate Secretary of Duke Realty Corporation (NYSE: DRE) since June 17, 2013. Prior to being named Executive Vice President, General Counsel and Corporate Secretary, Ms. Dee held the position of Senior Vice President, General Counsel and Corporate Secretary from January 1, 2013 until June 17, 2013 and the position of Deputy General Counsel and Senior Vice President from June 23, 2008 until January 1, 2013. Ms. Dee joined Duke Realty in 1996 as a Corporate Attorney. Prior to joining Duke Realty, Ms. Dee worked in the real estate departments of major law firms in Columbus, Ohio and Indianapolis, Indiana. Ms. Dee currently serves on the board of The Center for the Performing Arts in Carmel, Indiana.

Ms. Dee’s experience leading the legal department of an NYSE-listed REIT and overseeing multi-billion dollar industrial, office and healthcare property transactions qualifies her for service on our Board.

ANA DUTRA
Chief Executive Officer,
Mandala Global Advisors, Inc.

Ms. Dutra has served as a director of the Company and the Bank since May 2020. She founded Mandala Global Advisors, Inc., a provider of advisory services to boards and management to accelerate business growth through innovation, globalization, M&A and turnaround strategies, in 2013 and currently serves as its Chief Executive Officer. She previously served as Chief Executive Officer of The Executives’ Club of Chicago, a world-class senior executives organization focused on the development, innovation and networking of current and future business and community leaders, from 2014 until her retirement in September 2018. Prior to that she was a Proxy Officer and Chief Executive Officer of Korn/Ferry Consulting from 2007 until 2013. She has served as a member of the board of directors of CME Group Inc. (Nasdaq:CME) since January 2015; Eletropar, a unit of Eletrobras (NYSE: EBR), since January 2019; CarParts.com (Nasdaq: PRTS) since January 2022; Amyris, Inc. (Nasdaq: AMRS) since January 2022; and Harvest Health & Recreation Inc. (NCSX: HARV) from 2014 until its acquisition in 2021.

Ms. Dutra’s experience as a current CEO and as a seasoned board member with particular experience in regulated industries qualifies her for service on our Board.

JOHN K. KEACH, JR.
Private Investor
Former Chairman, President and Chief Executive Officer,
Indiana Community Bancorp

Mr. Keach has served as a director of the Company and the Bank since November 2012. He is currently a private investor. From 1994 to September 2012, he was Chairman of the Board, President and Chief Executive Officer of Indiana Community Bancorp, a bank holding company headquartered in Columbus, Indiana, which was acquired by Old National Bancorp in September 2012.

Mr. Keach’s experience as the chief executive officer of a publicly-held bank holding company for more than ten years qualifies him for service on our Board.

6	2022 ANNUAL MEETING

PROPOSAL 1:
ELECTION OF DIRECTORS

DAVID R. LOVEJOY
Managing Director,
Greycourt & Co.

Mr. Lovejoy has served as Vice Chair of the Board since 2006. He has been a director of the Company since 2006 and a director of the Bank since 1999. Mr. Lovejoy previously served as President of the Bank from 2000 to 2006. He is currently a managing director of Greycourt & Co., which provides investment advisor services. Mr. Lovejoy has extensive experience in financial services, corporate development and strategy, corporate restructuring and startup. He has served as the Vice Chairman of Mellon Bank Corporation and Security Pacific Corporation, and as a director of the Los Angeles Branch of the 12th District Federal Reserve Bank and Phelps Dodge Corporation.

Mr. Lovejoy’s years of experience in the financial services industry, including his service as an executive of major financial companies and a director of a Federal Reserve Bank, qualify him for service on our Board.

JEAN L. WOJTOWICZ
President,
Cambridge Capital Management Corp.

Ms. Wojtowicz has been a director of the Company since 2006 and a director of the Bank since 1998. Ms. Wojtowicz founded Cambridge Capital Management Corp., a consulting firm and manager of non-traditional sources of business capital, in 1983 and currently serves as its President. She served on the board of directors of Vectren Corporation until its acquisition in February 2019. Ms. Wojtowicz also serves on the board of directors of First Merchants Corporation in addition to the One America Mutual Insurance Holding Company.

Ms. Wojtowicz’s entrepreneurial skills demonstrated in the founding of her company, her experiences as an advisor to businesses obtaining financing and as a director of publicly traded companies qualify her for service on our Board.

The Board of Directors recommends a vote “FOR” each of the nominees for director.

2022 ANNUAL MEETING	7

CORPORATE GOVERNANCE

The Company is managed under the direction of the Board. The Company is a bank holding company and substantially all business activities are conducted through the Company’s wholly-owned subsidiary, First Internet Bank of Indiana. The directors of the Company also serve as the directors of the Bank.

Corporate Governance Policies

Our Board believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its shareholders. The Board or one of its committees periodically reviews our Corporate Governance Principles, the written charters for each of the standing committees of the Board and our Code of Business Conduct and Ethics and amends them as appropriate to reflect new policies or practices.

Board Leadership Structure

Our Board is currently led by Mr. Becker, who is the Chairman of the Board and Chief Executive Officer. Mr. Becker has held these positions since 2006 and 2007, respectively, and has experience in leading the Company through a range of cycles in various business environments. The Board believes that it is most efficient and effective for a single individual to fulfill these two leadership roles at this time. Combining the Chairman and Chief Executive Officer roles facilitates clear leadership responsibility and accountability, effective decision-making and a cohesive corporate strategy. Mr. Lovejoy, as Vice Chair of the Board, serves as our lead independent director and presides over executive sessions among the independent directors.

Our Board possesses considerable experience and knowledge of the challenges and opportunities that we face as a company. We feel they are well qualified to evaluate our current and future needs and to judge how the capabilities of our senior management can be most effectively organized to meet those needs. Our Board currently has nine independent directors. We have three standing committees whose membership is limited to independent directors. The Board evaluates the appropriateness of its leadership structure on an ongoing basis and may change it in the future as circumstances warrant.

Board Role in Risk Oversight

Our Board regularly receives reports from our Chief Executive Officer and other members of our senior management team regarding areas of significant risk to us, including strategic, credit, operational, financial, technology, legal, regulatory and reputational risks. However, management is responsible for assessing and managing our various risk exposures on a day-to-day basis. In this regard, management, with the assistance, where appropriate, of its counsel, has established functions that focus on particular risks, such as legal matters, regulatory compliance, interest rate sensitivity, liquidity management, asset quality and information security, and has developed a systemic and integrated approach to overall risk management, which includes the identification of risks and mitigation plans in the strategic planning process.

Our Board’s role is primarily one of oversight. Our Board oversees our risk management processes to determine whether those processes are functioning as intended and are consistent with our business and strategy. Our Board conducts this oversight primarily through the Audit Committee, although some aspects of risk oversight are performed by the full Board or another committee. The Audit Committee is assigned with, among other things, oversight of our risks relating to accounting matters, financial reporting and legal and regulatory compliance. The Audit Committee meets regularly with our Chief Financial Officer, external auditors and management to discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by our independent auditors, the status of material litigation and material accounting changes or proposed audit adjustments that could affect our financial statements. Our Audit Committee has standing items on its quarterly meeting agendas relating to these responsibilities. The Audit Committee members, as well as each of the other directors, have access to our Chief Financial Officer and any other member of our management for discussions between meetings as warranted. The Audit Committee provides reports to the full Board on risk-related items.

The activities of the Compensation Committee with respect to risks relating to our compensation policies and procedures are discussed below in the Executive Compensation section of this proxy statement.

Director Independence and Board Meetings

The Board has determined that each of Mr. Bade, Mr. Christian, Ms. Dee, Ms. Dutra, Mr. Keach, Mr. Lovejoy, Mr. Williams, Mr. Whitney and Ms. Wojtowicz is an “independent director” as defined by the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”) and the director independence rules of the SEC. Both our common stock and our $37,000,000 aggregate outstanding principal amount of 6.0% Fixed-to-Floating Rate Subordinated Notes due 2029 are listed on the Nasdaq Global Select Market. The Board has affirmatively determined that none of our independent directors have any relationship with us that would impair their independence.

In reaching its determination of independence, the Board considered Ms. Wojtowicz’s relationship with First Merchants Corporation (“First Merchants”). Her service on the boards of directors of our Company and the Bank, while simultaneously serving on the boards of directors of First Merchants and its subsidiary bank, First Merchants Bank (“FMB”), represents a “management interlock,” subject to the Depository Institution Management Interlocks Act (the “Interlocks Act”). Pursuant to a formal request for an exemption from the limitations of the Interlocks Act, the Federal Deposit Insurance Corporation (with respect to the Bank and FMB) and the Board of Governors of the Federal Reserve System (with respect to the Company and First Merchants), issued general exemptions from the prohibitions of the Interlocks Act for Ms. Wojtowicz’s board service on November 1, 2017 and March 7, 2018, respectively.

Directors are expected to attend Board meetings, meetings of committees on which they serve and our annual meeting of shareholders, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2021, the Board held 10 meetings. No member of the board attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which they served during 2021.

Each director is expected to be present at the annual meeting of shareholders, absent exigent circumstances that prevents their attendance. If a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, then the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. All eight of the directors then serving attended the annual meeting of shareholders held virtually on May 17, 2021.

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CORPORATE GOVERNANCE

Board Diversity Matrix (as of March 21, 2022)

The following table summarizes certain self-identified personal characteristics of our directors, in accordance with Nasdaq Listing Rule 5605(f). Each term used in the table has the meaning given to it in the rule and related instructions.

Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6		1
Part II: Demographic Background
African American or Black		1
Asian		1
Hispanic or Latinx	1
Native Hawaiian or Pacific Islander
White	2	4
Two or More Races or Ethnicities
LGBTQ+
Did not Disclose Demographic Background				1

One male director categorized as “Asian” above pursuant to the applicable definitions self-identifies as Indian.

Board Composition and Refreshment

Our Board is composed of directors with a mix of tenure, with longer serving directors providing important experience and institutional knowledge, and newer directors providing fresh perspective to deliberations.

The Nominating and Corporate Governance Committee regularly assesses our directors’ mix of skills, experience, tenure and diversity in light of the Company’s long-term strategy and advises the Board of its determinations with respect to Board composition and director refreshment and succession planning. As needed, the Committee identifies and evaluates potential director nominees, taking into consideration the overall needs, composition and size of the Board.

Our Board refreshment has been particularly active, adding five new directors in the past three years. During that time, prospective director candidates have been identified through efforts from a national search firm engaged by the Nominating and Corporate Governance Committee and recommendations from individual directors.

Committees of the Board

The Board has three standing committees which facilitate the oversight responsibilities of the Board in three key areas: audit, compensation and nominating and governance. All committees are composed entirely of independent directors. The members of the committees, as of the date of this proxy statement, are identified in the following table.

INDEPENDENT DIRECTOR	AUDIT	COMPENSATION	NOMINATING & CORP. GOV.
Bade		Member	Member
Christian		Member	Member
Dee	Member	Member
Dutra	Member		Member
Keach		Member	Member
Lovejoy	Member		Chair
Whitney	Member	Member
Williams		Chair
Wojtowicz	Chair

Audit Committee. The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to shareholders and others, the system of internal controls that management has established to mitigate risk, and the audit process. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board, management and the independent registered public accounting firm. The Audit Committee appoints and evaluates our independent registered public accounting firm and meets with representatives of that firm and our Chief Financial Officer to review the scope, cost and results of our annual audit and to review our internal control over financial reporting, disclosure controls, policies and procedures. The Report of the Audit Committee appears in the Audit-Related Matters section of this proxy statement.

All members of the Audit Committee are “independent directors” as such term is defined under the Nasdaq rules and meet the additional independence criteria for audit committee members set forth in the Nasdaq rules and SEC Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each of Ms. Dutra, Mr. Lovejoy, Mr. Whitney, and Ms. Wojtowicz, qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. Shareholders should understand that this designation is an SEC disclosure requirement related to these directors’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose any duties, obligations or liabilities that are greater than those which are generally imposed upon such directors as members of the Audit Committee and the Board. The Audit Committee held four meetings during 2021.

The Audit Committee operates under a written charter, a copy of which is available at www.firstinternetbancorp.com.

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CORPORATE GOVERNANCE

Compensation Committee. The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers and directors and overseeing the Company’s overall compensation plans and benefits programs. The Compensation Committee also oversees the administration of our equity plans, including granting awards to employees and directors under such plans, subject to appropriate delegation. In determining the compensation of the executive officers other than our Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer.

All members of the Compensation Committee are “independent directors” as such term is defined under the Nasdaq rules; and “non-employee directors” as such term is defined in Rule 16b-3 of the Exchange Act. All of the members also meet the additional independence criteria for compensation committee members set forth in the Nasdaq and SEC rules promulgated under the Exchange Act. The Compensation Committee held eight meetings during 2021.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.firstinternetbancorp.com.

Compensation Committee Interlocks and Insider Participation. During the year ended December 31, 2021, no person who served as a member of our Compensation Committee was, during such period, an officer or employee of the Company, or has ever been one of our officers, and no such person had any transaction with us required to be disclosed in “Transactions with Related Persons” below. In addition, during the year ended December 31, 2021, (1) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; (2) none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and (3) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board by identifying individuals qualified to become Board members, maintains our Corporate Governance Principles and Code of Business Conduct and Ethics, leads the Board in its periodic self-evaluations, recommends members and chairs for each standing committee, and determines and evaluates succession plans for our Chief Executive Officer.

All members of the Nominating and Corporate Governance Committee are “independent directors” as such term is defined under the Nasdaq rules. The Nominating and Corporate Governance Committee held six meetings during 2021.

The Nominating and Corporate Governance Committee is responsible for identifying potential Board members. Director candidates may be recommended by Board members, a third-party search firm or shareholders.

In identifying, evaluating and recommending nominees for the Board, the committee examines, among other things, the following qualifications and skills of director candidates: their character; their business or professional experience and length of service; their areas of expertise; their independence; their integrity and judgment; their records of public service; their ability to devote sufficient time to the affairs of the Company; the diversity of backgrounds and experience they will bring to the Board; the current size and composition of the Board and its need for certain skills or experiences; and their understanding of our business. The Nominating and Corporate Governance Committee also believes that all nominees should be individuals of substantial accomplishment with demonstrated leadership capabilities.

Although the Nominating and Corporate Governance Committee does not assign any particular weighting or priority to any of the factors it considers in evaluating director candidates, the committee has established the following minimum qualifications which each nominee to the Board must possess: the highest personal and professional ethics and integrity; proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; skills that are complementary to those of the existing Board; and the ability to assist and support management and make significant contributions to the Company’s success.

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by shareholders in the same manner as other candidates identified by the committee. A shareholder who wishes to recommend a director candidate for consideration by the committee should send such recommendation to our Chief Financial Officer at 8701 E. 116th Street, Fishers, Indiana 46038, who will forward it to the committee. Any such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending shareholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending shareholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, integrity, judgment, diversity, independence, area(s) of expertise, experience, length of service, potential conflicts of interest, other commitments and the like and personal references.

A shareholder who wishes to nominate an individual as a candidate for director without the recommendation of the Nominating and Corporate Governance Committee must comply with the advance notice and informational requirements set forth in our Bylaws, which are more fully explained later in this proxy statement under “Shareholder Proposals for 2023 Annual Meeting.”

The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available at www.firstinternetbancorp.com.

Shareholder Communications

The Board has implemented a process whereby shareholders may send communications to its attention, which is summarized in the Company’s Corporate Governance Principles, a copy of which is available on our website at www.firstinternetbancorp.com. In cases where shareholders wish to communicate directly with the independent directors, email messages can be sent to klovik@firstib.com, or to First Internet Bancorp, 8701 E. 116th Street, Fishers, Indiana 46038, Attn: Chief Financial Officer. These messages will be forwarded to the appropriate committee of the Board or independent director.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, including

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CORPORATE GOVERNANCE

our principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Conduct and Ethics is available on our website at www.firstinternetbancorp.com. We will disclose on our website any amendments or updates to our Code of Business Conduct and Ethics, or any grant of a waiver from a provision of our Code of Business Conduct and Ethics.

Transactions with Related Persons

Policy for Approval of Related Person Transactions

We maintain a written policy for reviewing, approving and monitoring transactions involving the Company and related persons. The Audit Committee is responsible for review and oversight of all related party transactions. The Audit Committee reviews and the Board must approve any related person transaction in which the Company is a participant before commencement of the transaction; provided, however, that if a related person transaction is identified after it commences, it will be brought to the Audit Committee for review and to the Board for possible ratification. The Board will approve or ratify a transaction only if it determines that the transaction is beneficial to the Company and that the terms of the transaction are fair to the Company.

For these purposes, a “related person” includes our directors, nominees for director, executive officers, any holder of more than 5% of our common stock, and any immediate family member of any of the foregoing persons. A “related person transaction” means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company (including any of its subsidiaries) is a participant and in which a related person has a direct or indirect interest, other than the following:

●	payment of compensation by us to a related person for service as a director or executive officer;

●	transactions available to all employees or all shareholders on the same terms; and

●	transactions that, when aggregated with the amount of all other transactions between the related person and us, involve in any fiscal year the lesser of (i) $120,000 and (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years.

In determining whether to approve a related person transaction, the Audit Committee and the Board will analyze factors such as whether the transaction is material to the Company, the role the related person has played in arranging the transaction, the structure of the transaction and the interests of all related persons in the transaction.

Based on the results of the Audit Committee’s review, the Board may approve or disapprove any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person following certain procedures designated in connection with its approval. With regard to any transaction for which ratification is sought, the Audit Committee may require amendment or termination of the transaction under the authority conferred by the policy.

Banking Transactions with Related Persons

The Bank offers loans and banking services to directors, executive officers and employees in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with others not related to the Company, and which do not involve more than the normal risk of collectability or present other unfavorable features. Federal banking regulations permit executive officers and directors to participate, subject to certain limits, in loan programs that are available to other employees, so long as the director or executive officer is not given preferential treatment compared to other participating employees.

Although the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) generally prohibits a public company from extending credit, arranging for the extension of credit or renewing an extension of credit in the form of a personal loan to an executive officer or director, there are several exceptions to this general prohibition, including loans made by an FDIC-insured depository institution that is subject to the insider lending restrictions of the Federal Reserve Act. All loans to directors and executive officers are designed to comply with the Federal Reserve Act and the Federal Reserve’s Regulation O.

During 2020 and 2021, the Bank engaged in transactions in the ordinary course of business with some of our executive officers, directors and entities with which they are associated. These transactions involved loans and other banking services that were in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to the Company and did not involve more than the normal risk of collectability or present other unfavorable features. All such loan transactions were performing in accordance with their terms as of the date of this proxy statement.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“Compensation Discussion”) describes and explains the material elements of 2021 compensation for our Chief Executive Officer and our only other executive officers. Detailed information regarding the compensation of these executive officers, also called ‘‘Named Executive Officers’’ or ‘‘NEOs,” is set forth in the tables comprising this Compensation Discussion. We also provide in this Compensation Discussion an overview of our executive compensation philosophy and executive compensation program and summarize the Compensation Committee’s process for making pay decisions, including its rationale for specific decisions related to the 2021 performance year. The Compensation Committee is referred to as the “Committee” for the remainder of the Compensation Discussion.

Our Named Executive Officers were as follows for 2021:

Name	Titles
David B. Becker	Chairman and Chief Executive Officer (“CEO”)
Nicole S. Lorch	President and Chief Operating Officer (“COO”)
Kenneth J. Lovik	Executive Vice President and Chief Financial Officer (“CFO”)
C. Charles Perfetti	Executive Vice President and Secretary

Mr. Becker also held the position of President up to the close of business on June 30, 2021. At that time, Ms. Lorch was appointed by the Board of Directors as the President and Chief Operating Officer. Prior to that time, Ms. Lorch was the Executive Vice President and Chief Operating Officer.

You should read this section of the proxy statement when determining your vote on the compensation of our

NEOs (see Proposal 2: Advisory Vote to Approve Executive Compensation). This Compensation Discussion

contains information that is important to your voting decision.

Consideration of 2021 Advisory Vote on Compensation

At the annual meeting of shareholders held in 2020 (the “2020 Annual Meeting”), of the votes cast for or against the non-binding advisory vote to approve executive compensation (the “say-on-pay advisory vote”), 94% of the votes were cast FOR the proposal. However, at the annual meeting of shareholders held in 2021 (the “2021 Annual Meeting”) only 63% of the votes were cast FOR the non-binding advisory vote to approve executive compensation. This surprised the Committee, as no significant changes were made to the NEOs’ compensation components since the 94% vote received for the 2020 Annual Meeting.

Several of our NEOs regularly attend investor conferences with all of the brokerage firms that cover our stock, and proactively meet with our active investors three or four times per year. During 2021, our NEOs held over 75 meetings with shareholders and other institutional investors, including personnel who make voting decisions. At no time during any of these interactions have our NEOs, and therefore the Committee, received any comments nor have any concerns been raised by our shareholders with respect to misalignment between executive compensation and Company performance or elements of our compensation plan or philosophy. We believe that this is consistent with the favorable “say-on-pay advisory vote” of 94% at the 2020 Annual Meeting and the lack of any significant changes by the Committee to the overall structure of our compensation program for 2021. Nonetheless, the say-on-pay advisory vote is a form of shareholder feedback that the Company takes seriously.

To that end, based on its review of the comments and concerns raised by the proxy advisory firms with respect to the say-on-pay advisory vote at the 2021 Annual Meeting, the Committee understands that the proxy advisory firms’ concerns focused primarily on (1) perceived misalignment between Company performance and executive compensation, and (ii) lack of disclosure of the metrics for our short-term incentive plan, or “STIP”, and our long-term incentive plan, or “LTIP.” As a result of this, we responded to the say-on-pay advisory vote at the 2021 Annual Meeting by providing additional disclosure surrounding the metrics for our STIP and LTIP and maintaining a high level of active dialogue with our shareholders and other institutional investors throughout the year.

In addition, subsequent to 2021 Annual Meeting, the Committee utilized McLagan, a part of Aon plc. (“McLagan”), as its compensation consultant, in order to assist the Committee in assuring that the Company maintained a proper alignment between executive compensation and Company performance. McLagan has assisted the Company in evaluating its performance against identified peers and supplementing its disclosures. Finally, and despite the Company’s record performance in 2021 (see discussion below), our CEO’s annual compensation actually went down year over year. The Committee believes these actions provide greater transparency to the market, further align executive compensation and Company performance and help strengthen shareholder value.

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EXECUTIVE COMPENSATION

2021 Business Highlights

2021 was a record year for the Company. We generated record net income and diluted earnings per share, continued to expand our award-winning small business lending platform and formed a franchise finance business that funded over $80 million in loans, announced a pending acquisition intended to further diversify our revenue profile and increase fee income, and continued positioning our balance sheet in anticipation of a higher interest rate environment. The record earnings were driven by strong revenue growth and resulted in substantially improved profitability. Highlights include:

●	Our net income was $48.1 million, an increase of 63% over 2020 results;

●	Total revenue was $119.4 million, an increase of 18.4% over 2020 results;

●	Return on average assets of 1.14% compared to 0.69% in 2020;

●	Return on average shareholders’ equity of 13.44% compared to 9.39% in 2020;

●	Diluted earnings per share of $4.82, an increase of 61% over 2020 results;

●	Book value per common share increased to $38.99, up from $33.77 as of December 31, 2020; and

●	Tangible book value per share increased to $38.51, up from $33.29, as of December 31, 2020.

Total shareholder return for the Company for one year (ending December 31, 2021) was 64.8% and for three years was 137.5%. This compares favorably to our 2021 peer group, as the 50th percentile of our peer group saw increases of 45.6% and 70.2%, respectively. Execution of our business strategy by our management team has driven these significant achievements, as shown below:

NET INCOME ($ in thousands)	REVENUE GROWTH ($ in thousands)

BOOK VALUE PER SHARE	DILUTED EARNINGS PER SHARE

Led by the vision and leadership of our management team, we also enhanced our position as a technology driven, growth-oriented, digital financial services provider by:

●	agreeing to acquire First Century Bancorp., a technology-driven financial solutions bank holding company with lines of business focused on payments, tax refund lending, sponsored cards, and HOA services;

●	expanding our banking-as-a-service capabilities through partnerships with platforms and fintechs;

●	launching franchise finance lending in partnership with ApplePie Capital;

●	continuing to expand and build out our Small Business Administration lending platform and lending team, which we believe complements our existing business lines and further diversifies our loan portfolio mix and revenue streams; and

●	participating in the pilot program of the Federal Reserve System’s instant payment network, further evidence of our commitment to digital banking and faster payments.

We released our inaugural Environmental, Social and Governance (ESG) Report in October 2021, marking our commitment to corporate transparency, responsibility and accountability, and continue to be recognized for our culture and our innovation. By way of example, in 2021, we were recognized by:

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EXECUTIVE COMPENSATION

●	Newsweek’s America’s Best Banks 2021 as offering the “Best Small Business Checking Account;”

●	the American Banker for the ninth consecutive year as one of the “Best Banks to Work;” and

●	the Indianapolis Star as one of the “Top Workplaces in Central Indiana.”

We accomplished the foregoing while maintaining an exceptional credit culture with minimal credit losses. The following charts detail our track record of exceptional credit quality:

NONPERFORMING ASSETS / TOTAL ASSETS	NONPERFORMING LOANS / TOTAL LOANS

ALLOWANCE FOR LOAN LOSSES / NONPERFORMING LOANS	NET CHARGE-OFFS / AVERAGE LOANS

Our ratios of nonperforming assets to total assets and nonperforming loans to total loans are significantly lower than that of comparably sized banks. We believe our exceptional credit quality is due, in part, to the structuring of our compensation program, which is structured to disincentivize excessive risk (e.g., capped incentive opportunities, stock ownership guidelines, and potential recoupment of incentive payments). Our strong credit culture has and continues to drive our asset quality.

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EXECUTIVE COMPENSATION

Best Compensation Pay Policies & Practices

The goals of our executive compensation program are to grow or create additional shareholder value while motivating and retaining executives. Our executive compensation program is grounded in the following policies and practices, which promote sound compensation governance, enhance our pay-for-performance philosophy and further align our executives’ interests with those of our shareholders:

WHAT WE DO	WHAT WE DO NOT DO

  Significant emphasis on performance-based, “at-risk” compensation.

  Incentive award metrics that are objective and tied to key company performance metrics.

  40% of equity awards vest over three years to promote retention.

  60% of equity awards “cliff vest” after three-year performance period to promote achievement of long-term performance goals.

  Incentive plans with threshold performance and associated payout levels, below which no incentive awards are paid.

  Incentive plans with capped maximum payouts.

  Compensation recoupment “claw-back” is required under terms of our STIP and included in all LTIP equity award agreements.

  Share ownership guidelines (for executives and directors) (see a more detailed description below).

  Consider the Company’s ‘‘say-on-pay’’ vote results when making compensation decisions.

   Provide tax gross-ups in our compensation plans.

   Allow unlimited or unrestricted hedging or pledging transactions by executive officers or directors.

    Provide our executives with significant perquisites.

Stock Ownership Guidelines. The Board has approved stock ownership guidelines for the NEOs and non-employee directors (the “Covered Individuals”). The guidelines expect that the Covered Individuals will own at least a specified value of the Company’s common stock by the later of September 15, 2019 or five years after the person becomes a Covered Individual. The securities that count toward satisfaction of the guidelines are shares of common stock, owned directly or indirectly through a specified entity, vested shares of restricted stock or stock units, and deferred stock rights.

The current recommended minimum values are four times annual base salary for Mr. Becker, two times annual base salary for the other NEOs, and $100,000 for each non-employee director. As of December 31, 2021 and the date of this proxy statement, all NEOs were in compliance with their respective recommended minimum values. As of the same date, all non-employee directors who have served for one year or more were in compliance with their recommended minimum values. Those non-employee directors who have not served more than one year were making satisfactory progress towards obtaining the recommended minimum values.

Employee, Officer and Director Hedging Prohibition. Each of our directors, officers, other employees and their designees are prohibited from (i) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that hedge or offset, or are designed to hedge of offset, any decrease in the market value of our equity securities and (ii) otherwise engaging in transactions that hedge or offset, or are designed to hedge of offset, any decrease in the market value of our equity securities. Notwithstanding the foregoing, portfolio diversification transactions and investments in broad-based index funds is generally permitted. The prohibition applies to securities granted to the covered persons as part of compensation for their service to the Company plus any other Company securities held by them, whether directly or indirectly. As of December 31, 2021 and the date of this proxy statement, all directors, officers and other employees and their designees were in compliance with this policy.

Our Stock Trading Policy. This policy prohibits executive officers and non-employee directors from holding Company shares in a margin account or otherwise pledging Company shares as collateral for a loan unless that person can clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. The policy also prohibits executive officers and non-employee directors from entering into hedging, monetization or similar transactions involving Company shares that are intended to realize the value of, or limit the risks and rewards of owning, Company shares. As of December 31, 2021 and the date of this proxy statement, all executive officers and non-employees directors were in compliance with this policy.

Regularly Meeting with Outside Investors. We strive to ensure peak alignment of Company and executive performance and seek input from the investment community in this regard. Our NEOs proactively engage in outreach efforts with our larger institutional investors based on investor interest, which we believe allow them to more fully understand our executive compensation philosophy and program and provide us with an opportunity to respond to their questions regarding our public disclosures. In addition, several of our NEOs regularly attend financial conferences with most, if not all, of the brokerage firms that cover our stock.

What Guides Our Executive Compensation Program – Compensation Philosophy

The Committee believes that the Company’s strong record of growth and unique business model in the market position the Company well for the future, and that shareholder support and a strong executive compensation structure are essential elements for this success. Our goal is to maintain a competitive, balanced compensation program that rewards our NEOs for current year performance and for the creation of long-term

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EXECUTIVE COMPENSATION

shareholder value, without exposing the Company to unreasonable risk, including credit, interest rate, liquidity, reputation, and compliance risk.

Our executive compensation program has been designed to hold executives accountable for the growth and the financial and operational performance of the Company, by balancing the co-priorities of growth and the appropriate level of risk.

Our executive compensation philosophy is grounded on three fundamental principles:

PRINCIPLE		GOAL	HOW IT IS ACCOMPLISHED
1	Pay for Performance	Drive performance based on the achievement of our overall financial results and individual contributions.	Establish corporate, departmental, and individual goals consistent with our strategic plan and budget that provide the basis for the short and long-term metrics used to measure our success and the value that we create for shareholders.
2	Competitiveness	Pay at levels that will attract, motivate, and retain highly-qualified, talented executives responsible for our success.	Reward our executives for Company, Bank and individual performance. Align compensation and variable incentives with measurable, objective, business results and appropriate risk management.
3	Shareholder Alignment	Reinforce a culture of ownership and long-term commitment to shareholder value creation.

NEOs are required to be shareholders and own a minimum level of Company stock throughout their employment.

60% of the LTIP awards are performance-based, with a 3-year measurement period, and vest at the end of a three-year period ONLY IF the established long-term performance goals are achieved.

Compensation Mix

The Committee strives to establish a total compensation package that appropriately rewards our NEOs for performance, aligns the interests of our NEOs with shareholders’ interests, is competitive with the market, does not encourage or incentivize inappropriate risk, and complies with all legal and regulatory guidelines. The mix of compensation is between short-term and long-term incentives, with a substantial portion at risk depending upon our performance, including the creation of long term shareholder value.

The mix of compensation awarded in 2021 to our NEOs reflects our compensation philosophy. The only element of compensation not subject to risk, other than fringe benefits, is the NEO’s base salary; as such, a substantial portion of our executives’ compensation is performance-based and at risk, thereby further aligning the interests of our NEOs and our shareholders. The charts below show the target total direct compensation of our CEO and our other NEOs for fiscal 2021, broken down by base salary, annual bonus plan, time-vested restricted stock units (“TRSUs”) and performance-based restricted stock units (“PRSUs”).

2021 Compensation Mix(1) CEO	2021 Compensation Mix(1) Other NEOs

(1)	Based on target payouts.

Culture of the Company

We are proud of the numerous employee and customer-focused awards the Bank has received, such as:

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EXECUTIVE COMPENSATION

American Banker’s “Best Banks to Work For”

○	Nine years in a row

“Central Indiana Top Workplaces” by The Indianapolis Star

○	Eight years in a row including being #3 in 2021

○	#8 in 2020

○	#1 in 2019

○	#4 in 2018

○	#2 in 2017

We believe that these awards are the result of excellent pay packages, a culture of growth and innovation, and Company-wide pride in our exemplary customer service, all of which enhance our ability to attract and retain top talent.

The Process for Compensation Decisions

Three parties play an important role in establishing compensation levels for the Company’s executive officers: (i) the Committee, (ii) senior management, and (iii) outside advisors. The sections that follow describe the role each of these parties plays in the compensation-setting process, as well as other important factors that impact compensation decisions.

Role of the Compensation Committee

The Committee is composed entirely of independent directors as determined under Nasdaq rules. The Committee determines the appropriate allocation of each NEO’s potential compensation among base salary, STIP compensation, LTIP compensation, and other components. Based on our strategic plan and budget, the Committee sets the appropriate goals and measures under the STIP and LTIP and communicates those goals and measures to covered NEOs.

The responsibilities of the Committee include:

●	determining our executive compensation philosophy, objectives, policies and programs;

●	administering our compensation programs; and

●	approving or ratifying all compensation-related decisions for the NEOs.

When making executive compensation decisions, the Committee analyzes and seriously considers the feedback of shareholder advisory firms who are communicating our shareholders’ questions and concerns.

In addition, the Committee may:

●	engage an independent compensation consultant and consider input from such compensation consultant; and,

●	consider readily available market data to assess the appropriateness and competitiveness of our current compensation practices.

Role of Executive Management

For all executives other than our CEO, the Committee considers the recommendation of our CEO with respect to salary levels for our other NEOs. Our CEO’s compensation is determined solely by the Committee. The Committee applies the same principles for executive compensation in determining our CEO’s compensation that it applies in determining the compensation of our other NEOs. The CEO is not present during deliberations or voting on his compensation.

Role of Outside Consultants

Pursuant to authority in its charter, the Committee may engage a compensation consultant to assist in compensation matters. For example, in response to the shareholder input received in 2019 with respect to the result of the say-on-pay advisory vote at the 2019 Annual Meeting, the Committee began the process of re-evaluating its executive compensation structure and engaged McLagan as its independent compensation consultant to assist in this process. The Committee utilized certain comparative information provided by McLagan as a data point in its evaluation of the appropriateness and competitiveness of our 2021 executive compensation program and on matters of director compensation.

Subsequent to the 2021 Annual Meeting, the Committee again engaged McLagan in order to assist the Committee in assuring that the Company maintained a proper alignment between executive compensation and Company performance. Retained directly by the Committee and reporting directly to the Committee, McLagan prepared a comprehensive “Executive Compensation Review” report in October 2021. In this report, McLagan provided peer group analysis, an evaluation of the comments received from proxy advisory firms, as well as other market information to help guide the Committee in its review and redesign. This report helped inform the direction of the Committee in structuring the NEOs’ 2022 compensation program. The Committee believes these actions will further enhance the alignment between executive compensation and Company performance and grow shareholder value.

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EXECUTIVE COMPENSATION

Compensation of Executives in 2021

Elements of Compensation

The compensation package of our Named Executive Officers consists primarily of a base salary, STIP compensation and LTIP compensation. As our financial data illustrates, the Company has experienced significant and steady growth under our current senior leadership team with minimal turnover at the senior level in the past three years. The Committee believes that our attractive, yet competitive compensation is an appropriate reflection of our growth and industry leadership, and has been in an important factor in our executives’ satisfaction, performance and retention.

●	Base Salaries. This is the only element of executive compensation, other than fringe benefits, that is not at risk. We utilize base salaries to compensate our NEOs for day-to-day contributions and expertise. We believe that offering competitive base salaries is a key factor in attracting and retaining talent. When deciding on the appropriate base salary for each Named Executive Officer, the Committee takes into consideration the recommendations of our CEO (with respect to the other Named Executive Officers), readily available market data, as well as the individual’s performance, his or her roles and responsibilities and related experience in the role.

●	Short-Term Incentive Compensation. In January 2021, the Committee established performance targets for 2021 under the STIP, consisting of target net income, net interest income, one-year asset growth rate, and ratio of nonperforming assets to total assets. The STIP provides for awards to be earned for a fiscal year under each plan criterion, independent of the other criteria. For each metric, the Committee determined a threshold, target and maximum level of achievement based on the Company’s operating plan for each of these 4 metrics for 2021. The specific threshold, target and maximum opportunity for each Named Executive Officer is expressed as a percentage of annual base salary, reflective of the Named Executive Officer’s role and our compensation philosophy. Awards are interpolated to the next whole percent between the threshold, target and maximum goals.

For 2021, the Committee changed the weighting of each of these 4 metrics to 25%; in 2020, the asset growth metric had been weighted at 30% and the nonperforming assets metric at 20%. The Committee believed that given the historical growth of the Company and in the current economic environment growth should not be the most heavily weighted metric and that risk management was crucial. Further, the Committee recognized the Company’s strategic decision to better position the balance sheet for a rising interest rate environment. As such, the Committee decreased the weighting of the growth metric from 30% to 25%, and increased the weighting of the nonperforming asset metric from 20% to 25%, which resulted in each of the 4 performance metrics evenly weighted at 25% for 2021.

Recoupment Policy

If, after the payment of any bonus under the STIP, the Company restates its financial statements for the performance year, then the Committee will determine the amount of bonus that should have been paid to the officers who received them based on the restated financial statements (the “Restated Bonus Amount”). If the Restated Bonus Amount is greater than the bonus that is paid (if any), then the Company will pay to the employee such difference. If the Restated Bonus Amount is less than the bonus that is paid (if any), then the employee (or his or her designated beneficiary or estate) will repay to the Company such difference. The right to receive and the obligation to repay any Restated Bonus Amount applies regardless of whether the employee is then currently employed with the Company.

In March 2022, the Committee reviewed the Company’s 2021 performance against the applicable performance targets under the STIP and determined that the corporate performance goals were achieved on a weighted combined basis at 106% of the targeted opportunities. For 2021, the Committee determined that the performance level with respect to net income was 115% of the target metric, net interest income was at 96% of the target metric, the one-year asset growth rate was at 98% of the target metric, and the nonperforming assets to total assets metric was at 115% of the target metric.

●	Long-Term Incentive Compensation. The First Internet Bancorp 2013 Equity Incentive Plan (the “2013 Plan”) is a shareholder-approved plan that permits the Committee to provide executives with equity-based compensation opportunities. The Committee believes that equity-based awards that include multi-year vesting requirements provide our executives with an ownership stake in the Company, promote executive retention and are prudent in light of competitive market conditions. The Committee also believes that grants of restricted shares and stock units are an effective means to align the interests of executives more closely with those of our shareholders and that grants of performance-based equity awards directly link executive compensation with performance.

The equity-based awards are generally designed with the following features:

○	Both PRSUs (60% of total) and TRSUs (40% of total) were awarded for 2020, 2021 and 2022;
○	Performance goals in PRSUs tied to performance metrics (which is revenue growth for 2020 PRSUs and return on average assets for 2021 and 2022) and level of nonperforming assets;
○	Performance measurement period is three years;
Equity Compensation Recoupment

The recoupment provision provides that if there is a restatement of the Company’s consolidated financial statements, (i) the Company has the right to take appropriate action to recoup from the employee all or any portion of the award which would not have been earned, vested or paid if based on the restated financial statements, and (ii) the employee is entitled to any additional portion of the award which he or she would have earned, which would have vested, or which he or she would have been entitled to be paid if based on the restated financial statements. This recoupment policy is similar to the recoupment policy for the STIP discussed above.

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EXECUTIVE COMPENSATION

○	If nonperforming asset goal is not met, no PRSU awards vest;

○	If nonperforming asset goal is met, the PRSUs vest based upon the level of performance relative to the performance metric goal;

○	Number of PRSUs earned scales with performance relative to performance metric goal;

○	PRSUs “cliff vest,” if earned, at end of three-year performance period; and

○	TRSUs vest in three substantially equal installments over three years.

The Committee changed the revenue growth metric to return on average assets in 2021 and for the awards in 2022 because of the belief by the Committee that shareholder value would be driven more by an increase in net income and resulting increase in return on average assets. In making this decision, the Committee considered the non-performing asset metric essential to assure that the Company was not encouraging excessive risk taking by management.

We believe that this equity incentive award structure for our NEOs enhances the alignment of our equity incentive structure for NEOs with current industry standards and shareholder interests.

In 2021, the Committee awarded an aggregate of 40,752 restricted stock units (“RSUs”) to our NEOs, consisting of 24,450 (60%) PRSUs and 16,302 (40%) TRSUs, under the 2013 Equity Plan and in accordance with the Company’s LTIP.

●	Non-Performance Based Benefits. We provide other non-performance based benefits in an effort to deliver competitive benefits that encourage retention, including retirement and other related benefits, and limited perquisites.

○	Medical, Disability and Life Insurance. All full-time employees, including our NEOs, participate in insurance benefits coverage to help manage the financial impact of ill health, disability and death. NEOs are also eligible to participate in increased life insurance coverage at their election.

○	Retirement Benefits. We maintain a 401(k) plan for substantially all employees, as defined in the plan. Employee contributions are limited to the maximum established by the Internal Revenue Service on an annual basis. We match contributions equal to 100% of the first 1% of employee deferrals and then 50% on deferrals over 1% up to a maximum of 6% of an individual’s total eligible salary, as defined in the plan, which vests immediately. Discretionary employer-matching contributions begin vesting immediately at a rate of 50% per year of employment and are fully vested after the completion of two years of employment.

○	Perquisites. The Committee believes that perquisites are an integral component in establishing the competitiveness of our overall compensation program. Perquisites offered to our NEOs are identified in the footnotes to the Summary Compensation Table.

○	Employee Stock Purchase Plan. We maintain an employee stock purchase plan (the “ESPP”), in which all of our full-time employees are eligible to participate. The ESPP permits employees to acquire shares of our common stock through periodic payroll deductions. Purchases under the ESPP are not subject to any discount or supplemental employer contribution or subsidy.

Competitive Compensation Analysis

In evaluating the competitive nature of the compensation for our NEOs, the Committee collects compensation data from a group of companies for use as an additional data point in considering the compensation of our NEOs. Because of our unique business model, the Committee believes it has no “true” peers.

For example, we have a national footprint in that, through our platform, on a nationwide basis we gather deposits, make mortgage loans, public finance loans, single tenant lease loans, healthcare finance, franchise finances and SBA loans. But unlike most large banks with a national footprint, our footprint thus far is the result of organic growth and is without the benefit of any acquisition of another financial institution, without a wealth management division, and without an insurance affiliate. Further, unlike most large banks with a national footprint we have no “brick and mortar” branch network, nor its resulting overhead. As such, in this sense a traditional bank with offices nation-wide is not our traditional peer.

Similarly, traditional community banks with assets of $3.5 billion to $6 billion generally do not have our national deposit customer base or a national lending platform. Unlike us, most of these community banks of similar size have grown in part by acquisitions. Also, unlike us, these community banks frequently have an underutilized branch network to maintain and manage.

Because of the above, the Committee has been unable to identify a natural group of peer financial institutions. With the assistance of McLagan, the Committee identified in 2019 the following 21 financial institutions of a similar asset size; however, for the reasons stated above, we do not view these institutions as natural peers. The common characteristics of these organizations were:

●	asset size ranging from $2.125 billion to $9.0 billion (the median asset size is $4.3 billion);

●	3-year asset growth rate greater than 12%;

●	branch count under 45;

●	percent of assets from merger and acquisition transactions in the 3 prior years was below 20%; and

●	no merger targets.

The Committee believes that moving any of those last four metrics above closer to our actual performance would have reduced the number of “peers” to single digits and left a peer group of such limited size that it would not have been meaningful for comparison purposes. One “exception” to the size parameter above in the peer group is Axos

2022 ANNUAL MEETING	19

EXECUTIVE COMPENSATION

Financial, Inc., which had $13.7 billion in assets at December 31, 2020. Axos Financial, Inc., formerly known as BofI Holding, Inc., was selected to be a part of the peer group because its business model most closely follows our model.

1 Axos Financial Inc.	12 Franklin Financial Network, Inc.[1]
2 ServisFirst Bancshares Inc.	13 CNB Financial Corporation
3 Luther Burbank Corporation	14 Sterling Bancorp, Inc.[2]
4 TriState Capital Holdings, Inc.	15 Metropolitan Bank Holding Corp.
5 Meridian Bancorp, Inc.[3]	16 Republic First Bancorp, Inc.
6 First Foundation, Inc.	17 Cambridge Bancorp
7 ConnectOne Bancorp, Inc.	18 BCB Bancorp, Inc.
8 Merchants Bancorp	19 Altabancorp (f/k/a People’s Utah Bancorp)[4]
9 Bryn Mawr Bank Corporation[5]	20 Business First Bancshares, Inc.
10 Preferred Bank	21 Western New England Bancorp, Inc.
11 Live Oak Bancshares, Inc.

(1)	Acquired by FB Financial in August 2020.

(2)	Acquired by Webster Financial Corporation in February 2022.

(3)	Acquired by Independent Bank Corp. in November 2021.

(4)	Acquired by Glacier Bancorp, Inc. in October 2021.

(5)	Acquired by WSFS Financial Corporation in January 2022.

The Committee did not specifically target any elements of total compensation against the peer group, and the peer group data was not a determinative factor in establishing the compensation of our NEOs. The comparison data was merely one of the data points that the Committee referenced in establishing executive compensation and did not supplant the analyses of internal pay equity and the individual performance of the Named Executive Officers that it considers when making compensation decisions.

Because the comparative compensation information is just one of several analytic tools that are used in setting executive compensation, the Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual NEO compensation, the Committee may elect to not use the comparative compensation information at all in the course of making decisions with respect to the compensation of one or more NEOs.

2021 Base Salaries

In considering the base salary amounts for 2021, the Committee considered each NEO’s:

●	skills, qualifications and experience;

●	responsibilities and future potential;

●	salary level for the prior fiscal year; and

●	performance, as reflected in his or her performance review.

The Committee also reviewed the organic growth of the Company and the related balance sheet management by management, and the performance of the Company.

In determining the base salary of Mr. Becker, the Committee also considered that Mr. Becker was instrumental in creating the unique business model of the Company. The Committee believes that the Company’s senior leadership team, comprised of Mr. Becker, Ms. Lorch, Mr. Lovik and Mr. Perfetti, has provided strong, steady and seasoned leadership for the Company, created a scalable technology driven business model with a nation-wide loan and deposit generating platform, promoted a culture of excellent customer service and provided excellent balance sheet management, which has resulted in additional growth and value.

The following table sets forth the annual base salaries of each of the NEOs for 2020 and 2021, as well as the percentage increase between the two years:

NAME	ANNUAL BASE SALARY		% CHANGE
	2020	2021
David B. Becker	$800,000	$800,000	0.0%
Nicole S. Lorch(1)	$330,000	$450,000	36.4%
Kenneth J. Lovik	$320,000	$335,000	4.7%
C. Charles Perfetti	$240,000	$267,000	4.7%

(1)	Ms. Lorch’s annual base salary was initially $350,000 for 2021, a 6.1% increase from 2020. In August 2021, the Committee increased her base salary to $450,000, retroactive to July 1, 2021, in recognition for her promotion to President. This resulted in a blended 21.2% increase in Ms. Lorch’s base salary from 2020.

The Committee also considered the recommendations of our CEO with respect to the other Named Executive Officers. In addition, the Committee agreed to the request of our CEO that he receive no annual base salary increase and maintain his annual base salary at $800,000 for 2021.

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EXECUTIVE COMPENSATION

2021 Short-Term Incentive Compensation

In January 2021, the Committee established short-term incentive performance goals for 2021 for senior management, including all of our NEOs, pursuant to the STIP. The STIP criteria for 2021 provided an opportunity for each participant to earn an annual cash bonus based on the Company’s achievement for 2021 (at threshold, target and maximum levels) of budgeted goals for net income, net interest income, one-year asset growth rate and ratio of nonperforming assets to total assets.

The budgeted goals are those which were established in the 2021 annual budget of the Company approved by the Board of Directors. These budgeted goals were $39.8 million for net income, $90.6 million for net interest income, 2.00% for asset growth rate, and 1.00% for the ratio of nonperforming assets to total assets.

The STIP also required that the following conditions be met for payments to be made with respect to 2021:

●	The executive must have achieved a satisfactory individual 2021 performance rating.

●	The Company must have reported positive net income for 2021 (taking into account the expense of paying all incentive compensation but not any expense attributable to the cost of raising capital).

●	The Company must have declared in 2021 and paid not later than January 31, 2022 a specified amount of cash dividends.

●	The Bank must have received a satisfactory regulatory review for the immediately preceding fiscal year, as determined by the Committee.

If the financial goals and conditions were met, then each Named Executive Officer would be eligible to receive a bonus that would range from the following minimum and maximum percentages of the officer’s annual base salary:

NAMED EXECUTIVE OFFICER	PERCENTAGE OF ANNUAL BASE SALARY
	THRESHOLD (90%)	TARGET (100%)	MAXIMUM (115%)
David B. Becker	20%	55%	70%
Nicole S. Lorch (second six months)(1)	20%	55%	70%
Nicole S. Lorch (first six months)(2)	15%	50%	60%
Kenneth J. Lovik	15%	50%	60%
C. Charles Perfetti	15%	50%	60%

(1)	For the period of July 1, 2021 through December 31, 2021. Ms. Lorch was appointed the President of the Company and the Bank effective July 1, 2021.

(2)	For the period of January 1, 2021 through June 30, 2021.

In March 2022, the Committee reviewed the Company’s 2021 performance against the performance goals established under the STIP and determined that the following levels of performance were achieved:

PERFORMANCE GOAL (RELATIVE WEIGHT)	CORPORATE PERFORMANCE LEVEL			2021 ACTUAL PERFORMANCE	PERFORMANCE LEVEL ACHIEVED	WEIGHTED PAYOUT PERCENTAGE
	THRESHOLD (90%)	TARGET (100%)	MAXIMUM (115%)
Net Income (25%)	$35,883	$39,814	$45,786	$48,114	115%	29%
Net Interest Income (25%)	$81,528	$90,587	$104,175	$86,556	96%	24%
One-Year Asset Growth Rate (25%)	(10.00)%	2.00%	15.00%	(0.80%)	98%	25%
Nonperforming Asset Percentage(1) (25%)	1.10%	1.00%	0.85%	0.20%	115%	29%
Total Weighted Percentage Earned						106%
(1)	Expressed as a percentage of total assets.

The Committee also determined that the additional conditions for payment in the STIP had been satisfied for 2021.

Based on the Company’s performance and the individual performance rating of each Named Executive Officer, the Committee approved the following cash bonus awards for 2021 performance in accordance with the STIP:

NAMED EXECUTIVE OFFICER	ANNUAL CASH BONUS EARNED	PERCENTAGE OF 2021 ANNUAL BASE SALARY
David B. Becker	$458,000	57%
Nicole S. Lorch(1)	$128,813	57%
Nicole S. Lorch(2)	$87,063	50%
Kenneth J. Lovik	$166,663	50%
C. Charles Perfetti	$132,883	50%

(1)	For the period of July 1, 2021 through December 31, 2021. Ms. Lorch was appointed the President of the Company and the Bank effective July 1, 2021.

(2)	For the period of January 1, 2021 through June 30, 2021.

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EXECUTIVE COMPENSATION

2021 Long-Term Incentive Compensation

In January 2021, the Committee granted equity incentive awards to our senior management, including our NEOs. These equity incentive awards to the NEOs are subject to a recoupment provision, are comprised of both PRSUs and TRSUs, and have a performance period of three years, as detailed below.

The number of RSUs awarded to each executive was determined by dividing a percentage of the executive’s current annual base salary by a reference price equal to the closing price of a share of common stock on the last trading day of 2020, which was $28.74 as of December 31, 2020. Mr. Becker received an award representing 75% of his annual base salary, and Ms. Lorch, Mr. Lovik and Mr. Perfetti each received an award representing 60% of their respective annual base salaries. As a result, the following RSUs were awarded to our NEOs for 2021:

NAME	PRSUs (TARGET PAYOUT)	TRSUs	TOTAL RSUs (TARGET PAYOUT)
David B. Becker	12,526	8,351	20,877
Nicole S. Lorch	4,384	2,923	7,307
Kenneth J. Lovik	4,196	2,798	6,994
C. Charles Perfetti	3,344	2,230	5,574

The PRSUs (60% of total RSUs based on target payout) may be earned by the NEO depending on the Company’s achievement of performance goals established by the Committee for revenue growth and non-performing assets, as measured over a three-year period (beginning January 1, 2021 and ending on December 31, 2023). The PRSUs provide:

●	If the Company fails to achieve the goal for non-performing assets, as determined by the Committee, at the end of the three-year performance period, none of the PRSUs will vest and all of the PRSUs shall be forfeited.

●	If the Company achieves the non-performing assets goal at the end of the performance period, a number of PRSUs will be eligible to vest at the end of the performance period, based on the achievement by the Company, as determined by the Committee, of the revenue growth goal. The number of PRSUs that will vest will range from 0% (if performance is below the threshold level), 50% (if performance is at the threshold level), 100% (if performance is at target) and 200% if performance is at or above the maximum level.

●	If earned, the PRSUs will be earned and will vest as of December 31, 2022, the end of the three-year performance period (informally referred to as “cliff-vesting”). The vesting will be further conditioned upon the NEO maintaining continued employment with the Company through the vesting date or the termination of the NEO’s employment because of death, disability, or separation of service after attaining the age of 65.

The TRSUs (40% of total RSUs) shall become fully vested and nonforfeitable in three substantially equal installments on December 31, 2021, 2022 and 2023, subject to maintenance of continued employment through the vesting date or termination of the NEO’s employment because of death, disability, or separation of service after attaining the age of 65.

The nonperforming assets goal requires that the Company attain either (i) a ratio of nonperforming assets to total assets of less than 1.5% as of the last day of the final year of the 3-year performance period, or (ii) a ratio of nonperforming assets to total assets better than the 75th percentile of the Company’s peer group utilized for 2021 compensation decisions.

The return on average assets goal is as follows:

●	target return on average assets goal:	1.0%;
●	threshold return on average assets goal:	0.9%; and
●	maximum return on average assets goal:	1.5%.

22	FIRST INTERNET BANCORP

EXECUTIVE COMPENSATION

Compensation Decisions for 2022

2022 Peer Group

Subsequent to the 2021 Annual Meeting, McLagan assisted the Committee in assuring that the Company maintained a proper alignment between executive compensation and Company performance. As a part of its engagement, McLagan assisted the Committee in selecting a new peer group for use in making compensation decisions. Because the Company does not operate through a traditional branch network and, unlike most competitors of its size, has a nationwide presence, the Company continues to struggle to identify a true group of peers.

The new peer group is less focused on high growth peers and more focused on peers who, similar to the Company are without significant wealth management, insurance, or mortgage servicing revenue. With the assistance of McLagan, the Committee identified the following 23 financial institutions; however, for the reasons stated above, we do not view these institutions as genuine peers. The common characteristics of these organizations are:

●	asset size ranging from $2.5 billion to $9 billion, with a median asset size of approximately $4.2 billion;

●	no significant wealth management, insurance, or mortgage servicing revenue; and,

●	Metropolitan Statistical Areas 3-100 (this excludes New York and Los Angeles, and banks headquartered in smaller metropolitan areas. The Company is located in the Indianapolis metropolitan statistical area of Indianapolis, which is ranked 33).

One “exception” to the size parameter above in the peer group is Axos Financial, Inc., which had $15.5 billion in assets at December 31, 2021. Axos Financial, Inc., was selected to be a part of the peer group because its business model most closely follows our model.

1 Axos Financial Inc.	13 Atlantic Capital Bancshares, Inc.
2 Brookline Bancorp, Inc..	14 Sterling Bancorp
3 National Bank Holdings Corp.	15 SmartFinancial, Inc.
4 Republic Bancorp, Inc.	16 Primis Financial Corp.
5 Allegiance Bancshares, Inc.	17 Spirit of Texas Bancshares, Inc.
6 CrossFirst Bankshares, Inc.	18 Bridgewater Bancshares, Inc.
7 Heritage Commerce Corp.	19 Reliant Bancorp, Inc.
8 Farmers & Merchants Bancorp	20 Hingham Institute for Savings
9 Mercantile Bank Corp.	21 Howard Bancorp, Inc.
10 Business First Bancshares, Inc.	22 Southern First Bancshares, Inc.
11 Equity Bancshares, Inc.	23 Level One Bancorp, Inc.
12 CBTX Inc.

In November 2021, the Committee received from McLagan an executive compensation review utilizing the new peer group. The Committee met later in November 2021 and made decisions on the 2022 base salary for our NEOs and the 2022 Annual Bonus Plan. The Committee met again in March 2022 and made decisions on the award of RSUs.

The Committee did not specifically target any elements of total compensation against the peer group, and the peer group data was not a determinative factor in establishing the compensation of our NEOs. The comparison data was merely one of the data points that the Committee referenced in establishing executive compensation and did not supplant the analyses of internal pay equity and the individual performance of the Named Executive Officers that it considers when making compensation decisions.

Because the comparative compensation information is just one of several analytic tools that are used in setting executive compensation, the Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual NEO compensation, the Committee may elect to not use the comparative compensation information at all in the course of making decisions with respect to the compensation of one or more NEOs.

2022 Base Salaries

The table below sets forth the annual base salary of each of the Named Executive Officers for 2022 and the annual base salary established by the Committee for each of those officers for 2021, as well as the percentage increase between the two years:

NAME	ANNUAL BASE SALARY		% CHANGE
	2021	2022
David B. Becker	$800,000	$800,000	0.0%
Nicole S. Lorch	$450,000	$470,000	4.4%
Kenneth J. Lovik	$335,000	$350,000	4.5%
C. Charles Perfetti	$267,000	$280,000	4.9%

The Committee again considered our CEO’s recommendation that he receive no increase in base salary. Based in part upon this recommendation, the Committee determined to maintain his base salary at $800,000. 2022 is the third consecutive year in which Mr. Becker’s base salary was set at $800,000.

2022 ANNUAL MEETING	23

EXECUTIVE COMPENSATION

2022 Short-Term Incentive Compensation Actions

The Committee made no changes to the mechanism or performance metrics established for 2022 for senior management, including our Named Executive Officers, pursuant to the STIP. The Committee believes the performance metrics utilized in the STIP (specifically net income, net interest income, one-year asset growth rate, and the ratio of nonperforming assets to total assets) has helped drive Company performance with an acceptable amount of risk and drive total shareholder return.

2022 Long-Term Incentive Compensation Actions

In March 2022, the Committee acted to award an aggregate of 28,287 RSUs to our NEOs, consisting of 16,972 (60%) PRSUs and 11,315 (40%) TRSUs, under the 2013 Equity Plan and in accordance with the Company’s LTIP. Similar to the awards in 2021, these incentive awards are subject to a recoupment provision and have a performance period of three years.

The number of RSUs awarded to each executive was determined by dividing a percentage of the executive’s current annual base salary by a reference price equal to the closing price of a share of common stock on the last trading day of 2021, which was $47.04 as of December 31, 2021. Mr. Becker and Ms. Lorch each received an award representing 75% of their respective annual base salaries, and Mr. Lovik and Mr. Perfetti each received an award representing 60% of their respective annual base salaries. As a result, the following RSUs were awarded to our NEOs for 2022:

NAME	PRSUs (TARGET PAYOUT)	TRSUs	TOTAL RSUs (TARGET PAYOUT)
David B. Becker	7,654	5,102	12,756
Nicole S. Lorch	4,496	2,998	7,494
Kenneth J. Lovik	2,679	1,786	4,465
C. Charles Perfetti	2,143	1,429	3,572

The PRSUs (60% of total RSUs based on target payout) may be earned by the NEO depending on the Company’s achievement of performance goals established by the Committee for return on average assets and non-performing assets, as measured over a three-year period (beginning January 1, 2022 and ending on December 31, 2024). The PRSUs provide:

●	If the Company fails to achieve the goal for non-performing assets, as determined by the Committee, at the end of the three-year performance period, none of the PRSUs will vest and all of the PRSUs shall be forfeited.

●	If the Company achieves the non-performing assets goal at the end of the performance period, a number of PRSUs will be eligible to vest at the end of the performance period, based on the achievement by the Company, as determined by the Committee, of the return on asset goal. The number of PRSUs that will vest will range from 0% (if performance is below the threshold level), 90% (if performance is at the threshold level), 100% (if performance is at target) and 150% if performance is at or above the maximum level.

●	If earned, the PRSUs will be earned and will vest as of December 31, 2024, the end of the three-year performance period (informally referred to as “cliff-vesting”). The vesting will be further conditioned upon the NEO maintaining continued employment with the Company through the vesting date or the termination of the NEO’s employment because of death, disability, or separation of service after attaining the age of 65.

The TRSUs (40% of total RSUs) shall become fully vested and nonforfeitable in three substantially equal installments on December 31, 2022, 2023 and 2024, subject to maintenance of continued employment through the vesting date or termination of the NEO’s employment because of death, disability, or separation of service after attaining the age of 65.

The Committee utilized the same performance metrics in these awards as were utilized in 2021, specifically the nonperforming assets goal and return on average assets goal as set forth below.

The nonperforming assets goal requires that the Company attains either (i) a ratio of nonperforming assets to total assets of less than 1.5% as of the last day of the final year of the 3-year performance period, or (ii) a ratio of nonperforming assets to total assets better than the 75th percentile of the Company’s peer group utilized for 2022.

The return on average assets goal is as follows:

●	Target return on average assets goal:	1.0%;
●	Threshold return on average assets goal:	0.9%; and
●	Maximum return on average assets goal:	1.5%.

This goal will be modified and increased if the pending acquisition of First Century Bancorp. and First Century Bank, N.A., closes on or prior to June 30, 2022 as follows:

●	Target return on average assets goal:	1.2%;
●	Threshold return on average assets goal:	1.1%; and
●	Maximum return on average assets goal:	1.7%.

24	2022 ANNUAL MEETING

EXECUTIVE COMPENSATION

Taxes and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a federal tax deduction to a public company for compensation in any tax year to the company’s CEO, CFO, and three highest paid officers (other than the CEO and CFO) to the extent that the compensation to such officer exceeds $1 million. In 2021, the American Rescue Plan Act became law and expanded the deduction limitation imposed by Section 162(m) by adding the next five highest paid employees of the company to this list. Under the rules in effect before 2018, compensation that qualified as “performance-based compensation” under Section 162(m) of the Internal Revenue Code was deductible without regard to this limitation. Effective January 1, 2018, the Tax Cuts and Jobs Act of 2017 generally eliminated the performance-based compensation exemption under Section 162(m).

Despite these limits on the deductibility of performance-based compensation, the Committee believes that a significant portion of our NEOs’ compensation should be tied to Company performance. Therefore, it is not anticipated that the changes to Section 162(m) will significantly impact the design of our compensation program going forward.

Section 409A of the Internal Revenue Code also affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as certain penalties and interest. Our nonqualified deferred compensation arrangements meet the effective requirements of Section 409A as required by law or regulation.

Report of the Compensation Committee

The Committee has reviewed the above Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. This report is provided by the following independent directors who comprise the Compensation Committee:

Aasif M. Bade	Justin P. Christian	Ann Colussi Dee	John K. Keach, Jr.	Ralph R. Whitney, Jr.	Jerry Williams Chair

Reconciliation of Non-GAAP Financial Measures

This proxy statement contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, including tangible book value per common share for example, are used by management to measure the Company’s performance and may be considered by our Compensation Committee in the process of determining payouts under incentive compensation arrangements. Although the Company believes these non-GAAP measures provide investors with a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the following table.

	Twelve Months Ended December 31,
	2021	2020
Total equity - GAAP	$380,338	$330,944
Adjustments:
Goodwill	(4,687)	(4,687)
Tangible common equity	$375,651	$326,257
Total assets - GAAP	$4,210,994	$4,246,156
Adjustments:
Goodwill	(4,687)	(4,687)
Tangible assets	$4,206,307	$4,241,469
Common shares outstanding	9,754,455	9,800,569
Book value per common share	$38.99	$33.77
Effect of goodwill	(0.48)	(0.48)
Tangible book value per common share	$38.51	$33.29

2022 ANNUAL MEETING	25

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation of the Company’s Named Executive Officers for the three most recent completed fiscal years.

NAME AND PRINCIPAL POSITION(S)	YEAR	SALARY ($)	STOCK AWARDS(1) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION(2) ($)	ALL OTHER COMPENSATION(3) ($)	TOTAL ($)
David B. Becker Chairman and Chief Executive Officer	2021	800,000	633,310	458,000	17,008	1,908,318
	2020	800,000	699,118	509,000	17,231	2,025,349
	2019	700,000	636,486	265,300	8,222	1,610,008
Nicole S. Lorch President and Chief Operating Officer	2021	402,708	221,655	215,876	8,270	848,509
	2020	330,000	230,709	181,088	7,055	748,852
	2019	310,000	225,416	101,732	8,222	645,370
Kenneth J. Lovik Executive Vice President and Chief Financial Officer	2021	350,000	212,164	166,663	11,434	740,261
	2020	320,000	223,752	175,600	11,298	730,650
	2019	304,000	221,199	99,763	9,917	634,879
C. Charles Perfetti Executive Vice President and Secretary	2021	267,000	169,076	132,883	8,046	577,005
	2020	255,000	167,808	139,931	6,164	568,903
	2019	230,000	167,318	75,478	17,911	490,707

(1)	Amounts shown represent the aggregate grant date fair value of equity awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, based on the closing stock price on the grant date, or the nearest day on which a sale of shares occurred, as reported by Nasdaq. Amounts for 2021 represent PRSUs and TRSUs originally granted on January 18, 2021. Amounts for 2020 represent PRSUs and TRSUs originally granted on January 30, 2020. Amounts for 2019 represent PRSUs and TRSUs originally granted on January 22, 2019. Further information regarding these awards is included in the “Outstanding Equity Awards at Fiscal Year-End” table elsewhere in this proxy statement. The values for TRSUs represent the full number of shares eligible for vesting. The values for PRSUs are based on the assumed probable outcome of the performance conditions assessed as of the grant date. The potential value of RSUs granted uses closing stock prices of $30.13 for the 2021 TRSUs (which is the closing stock price on January 19, 2021, the first trading day following the grant date because the grant date was not a trading day) and $30.45 for the 2021 PRSUs, $27.56 for 2020 and $24.62 for 2019. The grant date fair values and actual value of dividend equivalents earned on outstanding RSUs during the applicable year were as follows:

NAME	YEAR	GRANT DATE FAIR VALUE OF AWARD(S) ($)	DIVIDEND EQUIVALENT(S) EARNED ($)
David B. Becker	2021	633,032	278
	2020	697,433	1,685
	2019	632,365	4,121
Nicole S. Lorch	2021	221,563	93
	2020	230,154	555
	2019	224,042	1,374
Kenneth J. Lovik	2021	212,072	93
	2020	223,181	571
	2019	219,709	1,490
C. Charles Perfetti	2021	169,015	62
	2020	167,372	436
	2019	166,210	1,108

Further information related to the performance-based award program is included earlier in this proxy statement.

(2)	Represents cash bonuses earned during each of the applicable fiscal years under the applicable year’s executive cash incentive plan and paid in the following year.

(3)	Unless otherwise supplemented, represents life insurance premiums and matching contributions under our 401(k) Plan.

26	2022 ANNUAL MEETING

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to each Named Executive Officer during the year ended December 31, 2021, which consisted of cash bonus opportunities awarded for 2021 under the Annual Bonus Plan and RSU awards granted under the 2013 Plan.

NAME	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards(2) ($)
		Threshold ($)		Target ($)		Maximum ($)		Threshold(3) (#)	Target (#)	Maximum(4) (#)
David B. Becker	1/18/2021	40,000		440,000		560,000
	1/18/2021								8,351(5)		251,616
	1/20/2021							6,263	12,526(6)	25,052	377,408
Nicole S. Lorch	1/18/2021	13,125	(7)	192,500	(7)	210,000	(7)
	1/18/2021								2,923(5)		88,070
	1/20/2021							2,192	4,384(6)	8,768	132,090
	8/14/2021	11,250	(8)	123,750	(8)	157,500	(8)
Kenneth J. Lovik	1/18/2021	12,563		167,500		201,000
	1/18/2021								2,798(5)		84,304
	1/20/2021							2,098	4,196(6)	8,392	126,425
C. Charles Perfetti	1/18/2021	10,013		133,500		160,200
	1/18/2021								2,230(5)		67,190
	1/20/2021							1,672	3,344(6)	6,688	100,755

(1)	Except as noted, represents threshold, target and maximum payments that could have been earned for 2021 performance under the Annual Bonus Plan as described above. Threshold reflects achievement of any single performance objective. The details of the plan and determination of actual payouts are discussed under the heading “2021 Short-Term Incentive Compensation” in the Compensation Discussion above and actual payouts are reflected in the in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	Grant date fair value determined in accordance with FASB ASC Topic 718. Amounts shown represent the value of the applicable number of shares using the closing stock price on the date of grant as reported by Nasdaq. For the PRSUs, the actual number of shares that could be earned ranged from 0% to 200% of the target amount and the number of shares used for the value reported is based on the assumed probable outcome of the performance conditions assessed as of the grant date, which was equal to target performance.

(3)	Represents 50% of target number of shares to be issued pursuant to PRSUs granted under the 2013 Plan. See footnote 6 for additional details.

(4)	Represents 200% of target number of shares to be issued pursuant to PRSUs granted under the 2013 Plan. See footnote 6 for additional details.

(5)	Represents target number of shares to be issued pursuant to TRSUs granted under the 2013 Plan scheduled to vest in substantially equal installments on December 31, 2021, 2022 and 2023. For additional information, see “Compensation Decisions for 2021 – 2021 Long-Term Incentive Compensation.” The TRSUs are eligible to receive dividends, which are subject to the same terms and restrictions as the TRSUs and would be forfeited if the underlying TRSUs do not vest.

(6)	Represents target number of shares to be issued pursuant to PRSUs granted under the 2013 Plan that may be earned based on a performance period through 2023 that, when earned, are eligible to settle in shares of common stock, subject to certain additional conditions to vesting. For additional information, see “Compensation Decisions for 2021 – 2021 Long-Term Incentive Compensation.” The PRSUs are eligible to receive dividends, which are subject to the same terms and restrictions as the PRSUs and would be forfeited if the underlying PRSUs do not vest.

(7)	Represents threshold, target and maximum amounts that could have been earned for 2021 performance under the Annual Bonus Plan as described above. In connection with Ms. Lorch’s appointment to serve as President effective July 1, 2021, this award only applied to her service during the first half of 2021 and was prorated accordingly.

(8)	Represents threshold, target and maximum amounts that could have been earned for performance during the second half of 2021 under the Annual Bonus Plan as described above, which arrangement retroactively replaced her original award for the remainder of 2021 following her appointment to serve as President on July 1, 2021.

2022 ANNUAL MEETING	27

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table provides information, as of December 31, 2021, for each Named Executive Officer’s outstanding equity awards. The outstanding equity awards consist of RSUs granted pursuant to the 2013 Plan.

NAME	GRANT DATE	STOCK AWARDS
		NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(1) (#)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(1) ($)
David. B. Becker	1/22/2019	8,561(2)	402,709
	1/30/2020	3,374(3)	158,713
	1/30/2020			15,184(4)	714,255
	1/18/2021	5,568(5)	261,918
	1/20/2021			12,526(6)	589,223
Nicole S. Lorch	1/22/2019	3,033(2)	142,672
	1/30/2020	1,114(3)	52,403
	1/30/2020			5,011(4)	235,717
	1/18/2021	1,949(5)	91,681
	1/20/2021			4,384(6)	206,223
Kenneth J. Lovik	1/22/2019	2,974(2)	139,897
	1/30/2020	1,080(3)	50,803
	1/30/2020			4,859(4)	228,567
	1/18/2021	1,866(5)	87,777
	1/20/2021			4,196(6)	197,380
C. Charles Perfetti	1/22/2019	2,250(2)	105,840
	1/30/2020	810(3)	38,102
	1/30/2020			3,644(4)	171,414
	1/18/2021	1,487(5)	69,948
	1/20/2021			3,344(6)	157,302

(1)	Value is calculated by multiplying the number of shares by $47.04, the closing price of our common stock on December 31, 2021 as reported by Nasdaq.

(2)	Represents TRSUs outstanding under the 2013 Plan that were originally earned based on the determination of actual performance during the applicable fiscal year. The outstanding TRSUs are scheduled to vest on March 31, 2022.

(3)	Represents TRSUs outstanding under the 2013 Plan scheduled to vest on December 31, 2022.

(4)	Represents PRSUs outstanding under the 2013 Plan that remained subject to vesting based on performance metrics over three-fiscal year period ending December 31, 2022. See “Executive Compensation – Compensation of Executives in 2021 –2021 Long-Term Incentive Compensation Actions” for details regarding vesting criteria as the structure of the awards is analogous to those granted in 2021.

(5)	Represents TRSUs outstanding under the 2013 Plan scheduled to vest in substantially equal installments on December 31, 2022 and December 31, 2023.

(6)	Represents PRSUs outstanding under the 2013 Plan that remained subject to vesting based on performance metrics over three-fiscal year period ending December 31, 2023. See “Executive Compensation – Compensation of Executives in 2021 –2021 Long-Term Incentive Compensation Actions” for details regarding vesting criteria.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of RSUs during 2021 on an aggregated basis for each of the Named Executive Officers. There were no shares of restricted stock or stock options outstanding during 2021.

NAME	STOCK AWARDS
	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
David. B. Becker	19,453	758,043
Nicole S. Lorch	6,660	359,279
Kenneth J. Lovik	6,565	255,047
C. Charles Perfetti	5,008	194,773

(1)	Represents the vested portion of grants of RSUs issued under the 2013 Plan.

(2)	Value calculated using the closing price of our common stock as of the date of the respective vesting, or the nearest date on which a sale of shares occurred, as reported by Nasdaq.

28	2022 ANNUAL MEETING

EXECUTIVE COMPENSATION

2013 Equity Incentive Plan

Our 2013 Plan was approved by the Board and our shareholders in 2013. The 2013 Plan initially authorized the issuance of 500,000 shares of our common stock, which amount was increased to 750,000 shares as a result of the 3-for-2 forward stock split that took place subsequent to the adoption of the 2013 Plan. Under the terms of the 2013 Plan, the pool of shares available for issuance may be used for all types of equity awards available under the 2013 Plan, which include stock options, stock appreciation rights, restricted stock awards, RSUs, stock unit awards and other stock-based awards.

All employees, consultants and advisors of the Company or any subsidiary, as well as all non-employee directors of the Company, are eligible to receive awards under the 2013 Plan. As of December 31, 2021, there were 286 persons employed by the Company and its subsidiaries and nine non-employee members of its Board, all of whom were eligible to receive awards under the 2013 Plan.

The 2013 Plan is administered by the Compensation Committee, which may in turn delegate its duties, power and authority under the 2013 Plan to any of its members, to officers of the Company with respect to awards to participants who are not directors or executive officers of the Company or, in connection with non-discretionary administrative duties, to one or more agents or advisors.

The Compensation Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares or amount of cash covered by each award, and the terms and conditions of the awards. The Compensation Committee also may establish and modify rules to administer the 2013 Plan, interpret the 2013 Plan and any related award agreement, cancel or suspend an award or the exercisability of an award, or modify the terms of outstanding awards to the extent permitted under the 2013 Plan. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

If Proposal 4 is approved by our shareholders at this meeting, the 2022 Plan will replace the 2013 Plan. In such case, all awards outstanding under the 2013 Plan will remain outstanding on their terms. But we would not grant any further awards under the 2013 Plan.

Employment Agreement

Mr. Becker’s employment agreement provides for an annual base salary and an annual bonus, if any, as determined from time to time by the Compensation Committee. The annual bonus is to be determined with reference to the achievement of annual performance objectives established by the Compensation Committee for Mr. Becker and other senior officers. The agreement also provides that Mr. Becker may be awarded additional compensation, benefits or consideration as the Compensation Committee may determine. The term of the agreement was set to expire on December 31, 2021, but automatically renewed for a successive one-year term, through December 31, 2022.

The agreement provides that if Mr. Becker’s employment is terminated by us for “cause,” or by him without “good reason,” then he will be paid only the amounts then due for his services through the date of termination. If his employment is terminated without cause or he resigns for good reason, then he will be paid, in twelve equal monthly payments beginning the month following termination, an amount equal to the sum of (x) two times his then-current annual base salary plus (y) two times 120% of the amount of the annual bonus he was paid for the calendar year preceding the termination. If his employment is terminated due to his death, then his estate will be paid an amount equal to 120% of the annual bonus he was paid for the calendar year preceding the termination. If his employment is terminated due to disability, then he will be paid an amount equal to the sum of (x) his then-current annual base salary plus (y) 120% of the annual bonus he was paid for the calendar year preceding the termination. If the agreement is not renewed or his employment terminates or if he resigns for any reason within twelve months following a change in control, then he will be paid, in twelve equal monthly payments beginning the month following the end of his employment, an amount equal to the sum of (x) three times his then-current annual base salary plus (y) two times the 120% of the amount of the annual bonus he was paid for the calendar year preceding the termination; provided, however, the total payments relating to a change in control will be limited to the maximum amount that could be paid to him without imposing excise tax under the Code. Unless Mr. Becker’s employment is terminated by us for “cause,” terminated by him without “good reason,” or terminated pursuant to a non-renewal of his agreement, then, to the fullest extent permitted by law, all restrictions on any outstanding incentive awards, including equity awards, will lapse and become 100% vested.

As of the date of this proxy statement, we are not party to any employment agreements with any other executive officers.

2022 ANNUAL MEETING	29

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change-in-Control

The table below reflects the estimated amount of compensation payable to each of the Named Executive Officers in the event of his or her termination of employment under various scenarios, assuming that such termination occurred as of December 31, 2021.

The table excludes certain amounts payable pursuant to plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees. The amounts shown are only estimates of the amounts that would be payable to the Named Executive Officers upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation.

NAME	NONRENEWAL OF EMPLOYMENT AGREEMENT ($)	INVOLUNTARY TERMINATION WITHOUT CAUSE ($)	DEATH ($)	DISABILITY ($)	CHANGE IN CONTROL ($)
David B. Becker
Severance(1)	2,210,800	2,210,800	–	800,000,	3,621,600	(2)
Annual Bonus Plan(3)(4)	610,800	610,800	610,800	610,800	610,800
RSUs (accelerated)(5)	–	2,126,820	2,126,820	2,126,820	2,126,820
Health Benefits(6)	12,496	–	–	–	–
Nicole S. Lorch
Annual Bonus Plan(3)			215,876	215,876	–
RSUs (accelerated)(5)			–	–	728,697
Kenneth J. Lovik
Annual Bonus Plan(3)			166,663	166,663	–
RSUs (accelerated)(5)			–	–	704,424
C. Charles Perfetti
Annual Bonus Plan(3)			132,883	132,883	–
RSUs (accelerated)(5)			–	–	542,606

(1)	Represents severance payments potentially due under employment agreement. For additional information, see “Employment Agreement.”

(2)	Represents “double-trigger” severance payment only payable upon termination or nonrenewal of employment or resignation within 12 months following any change in control.

(3)	For additional information regarding the terms of the Annual Bonus Plan, see the disclosure under the heading “EXECUTIVE COMPENSATION – Compensation of Executives for 2021 – 2021 Short-Term Incentive Compensation” above.

(4)	Represents greater of payment due (i) under employment agreement and (ii) pursuant to terms of the Annual Bonus Plan.

(5)	Amounts represent the value of unvested RSUs held by the Named Executive Officer that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs that would vest by $47.04, the closing price of our common stock on December 31, 2021 as reported by Nasdaq.

(6)	Amount represents the estimated reimbursement cost of premiums for insurance if the executive was paying the premiums for such coverage at the time of termination.

CEO Pay Ratio

The annual total compensation for our Chief Executive Officer for 2021 was $1,908,318, as reflected in the Summary Compensation Table appearing above. We estimate that the median employee’s annual total compensation was $83,870 for 2021. This comparison results in a CEO Pay Ratio of 23:1.

This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K promulgated under the Exchange Act, and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

To identify the median employee and determine the annual total compensation of our median employee, the methodology and the material assumptions, adjustments, and estimates that we used are described below.

●	We determined that, as of December 31, 2021, our employee population consisted of 286 individuals (including full-time and part-time employees, other than the CEO) working at the Company and its consolidated subsidiaries.

●	We used a definition that was based on actual 2021 W-2 taxable income compensation data for 2021 for those who were employed on December 31, 2021, rather than annual total compensation tabulated in a manner consistent with the Summary Compensation Table. Taxable income was selected because it is inclusive of all forms of cash compensation paid to an employee such as salary, wages, overtime, cash bonuses, and commissions, and we believe it is a better representation of our employees’ pay than annual total compensation.

●	We selected an individual at the median of our employee population and then determined that individual’s annual total compensation in accordance with Regulation S-K, Item 402(c)(2)(x) as provided above.

30	2022 ANNUAL MEETING

DIRECTOR COMPENSATION

The following table sets forth certain information regarding compensation of the persons who served as our non-employee directors during the year ended December 31, 2021.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS(1) ($)	TOTAL ($)
Aasif M. Bade	25,100	37,267	62,367
Justin P. Christian	3,300	4,658	7,958
Ann Colussi Dee	3,300	4,658	7,958
Ana Dutra	46,500	55,839	102,339
John K. Keach, Jr.	40,000	55,839	95,839
David R. Lovejoy	61,500	55,839	117,339
Michael L. Smith	13,900	27,888	41,788
Ralph R. Whitney, Jr.	48,500	55,839	104,339
Jerry Williams	49,000	55,839	104,839
Jean L. Wojtowicz	58,000	55,839	113,839

(1)	Value calculated using the closing price of our common stock on the date of grant, or the next preceding date on which a sale of shares occurred, as reported by Nasdaq.

We compensate our non-employee directors for their services in the form of an annual retainer paid in equity awards granted under the 2013 Plan, as well as cash payments for Board and committee meeting attendance, service as a committee chair and service on the Audit Committee.

●	Annual Retainer. For 2021, we paid non-employee directors an annual retainer in the form of cash and shares of restricted stock granted under the 2013 Plan. Each of our non-employee directors received a cash payment in the amount of $12,000 and an award of restricted stock having a grant date fair value of $55,838, which excludes dividend equivalents and represents the non-cash component of the compensation payable for the directors’ service during 2021. Mr. Bade, who was elected at the 2021 Annual Meeting of Shareholders, received restricted stock awards on June 21, 2021 in a reduced amount based on the portion of the fiscal year during which he served as a director. Mr. Christian and Ms. Dee, who were both appointed to the Board in December 2021, received restricted stock awards on December 20, 2021 in reduced amounts based on the portion of the fiscal year during which they served as directors.

The number of shares of restricted stock was determined by dividing the equity portion of the annual retainer of $52,000 by $28.74, which was the closing price of our common stock on December 31, 2020, the last trading date before January 1, 2021, and rounding up to the next whole share. The restricted shares vested monthly during 2021. Cash dividends were paid on unvested shares of restricted stock.

●	Board and Committee Meeting Attendance Fees. During 2021, we paid each non-employee director a $1,300 cash fee for each Board meeting attended. We paid each member of the Audit Committee a $2,000 cash fee for each committee meeting attended, and each member of the Compensation Committee and each member of the Nominating and Corporate Governance Committee a $1,000 cash fee for each committee meeting attended.

●	Committee Chair Annual Fees. During 2021, we paid each committee chair additional annual cash fees as follows:

■	Audit Committee Chair: $25,000;

■	Compensation Committee Chair: $15,000; and

■	Nominating and Corporate Governance Committee Chair: $15,000.

●	Other Audit Committee Members. During 2021, we paid each member of the Audit Committee, excluding the Chair, an annual cash fee of $7,500.

●	Reimbursement of Meeting Expenses. We also reimburse our non-employee directors for their reasonable expenses incurred in attending regular, special and Board committee meetings.

Changes to Director Compensation for 2022

No material changes to compensation of non-employee directors were made for 2022.

2021 ANNUAL MEETING	31

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021 regarding outstanding grants and shares available for grant under our existing equity compensation plans.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCES UNDER EQUITY COMPENSATION PLANS
Equity compensation plans approved by security holders(1)	113,783	(2)	$–	264,099
Equity compensation plans not approved by security holders(3)	85,357	(4)	–	–
Total	199,295		$–	264,099

(1)	Consists of the 2013 Plan.

(2)	Represents (i) 112,822 shares underlying outstanding RSUs that could be earned or remained subject to time-based vesting and settlement and (ii) 961 deferred stock rights issued under the 2013 Plan that have no exercise price and are payable in shares of common stock on a one-for-one basis when the holder ceases to be a director.

(3)	Consists of the Company’s Directors’ Deferred Stock Plan in effect through 2013, including dividend adjustments in accordance with the terms of outstanding awards thereunder.

(4)	Represents deferred stock rights issued under the Directors’ Deferred Stock Rights Plan that have no exercise price and are payable in shares of common stock on a one-for-one basis when the holder ceases to be a director.

PROPOSAL 2:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The second proposal to be considered at the annual meeting is an advisory vote to approve the compensation paid to our Named Executive Officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the compensation tables and the narrative discussion following the compensation tables). This proposal, commonly known as the “say-on-pay” vote, gives our shareholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation but rather the overall compensation paid to our Named Executive Officers for the preceding year and the philosophy, policies and practices described in this proxy statement.

Our executive compensation program is designed to attract, motivate and retain highly qualified and effective leaders who drive our success. When designing our program, the Compensation Committee works to foster an environment in which executives are motivated to achieve financial performance goals and individual objectives that will drive the success of our business and, in turn, increase shareholder value on a long-term, sustainable basis. Our compensation program is intended to motivate and retain qualified executive personnel in a way that establishes an appropriate relationship between executive pay and the creation of shareholder value. We believe that our executive compensation program accomplishes this goal.

As discussed in more detail under the heading “EXECUTIVE COMPENSATION–Consideration of 2021 Advisory Vote on Compensation,” the 2021 say-on-pay vote with respect to 2020 compensation received a 63% approval. While that result surprised us, we took it seriously. We held over 75 meetings with shareholders and other institutional investors in 2021. We used an independent compensation consultant to evaluate and advise on our executive compensation program. And we honored our CEO’s request that he receive no salary increase; in fact, his overall compensation for 2021 decreased from 2020. The results speak for themselves, as the leadership of our Board and executive officers resulted in a record 2021 and a strong foundation for future performance.

Based on the foregoing, the following resolution will be voted on at the annual meeting:

Resolved, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers for 2021 as disclosed in the Company’s proxy statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the narrative discussion.

As an advisory vote, this proposal is not binding upon the Company, the Board or the Compensation Committee and will not be construed as overruling a decision by the Company, the Board or the Compensation Committee or creating or implying any additional fiduciary duty for the Company, the Board or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the advisory vote when making future executive compensation decisions.

Shareholders are encouraged to carefully review the “Executive Compensation” section and the executive compensation tables that follow in this proxy statement for a detailed discussion of our executive compensation program.

The Board of Directors recommends a vote “FOR” the advisory proposal to approve the compensation of our Named Executive Officers as disclosed in this proxy statement.

32	2022 ANNUAL MEETING

AUDIT MATTERS

This section includes information regarding audit-related matters, including the Report of the Audit Committee and fees paid to the independent registered public accounting firm for 2021 and 2020.

Report of the Audit Committee

In accordance with a written charter adopted by the Board, as amended, its Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In discharging its duties, the Audit Committee:

(1)	reviewed and discussed the audited financial statements included in the Form 10-K for the fiscal year ended December 31, 2021 with the Company’s management;

(2)	discussed with BKD, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the SEC and the Public Company Accounting Oversight Board, including the quality, not just the acceptability of the accounting principles, but also the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements;

(3)	received and reviewed the written disclosures and the letter from BKD, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD, LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with BKD, LLP the independence of that firm; and

(4)	reviewed and pre-approved the services provided by BKD and considered whether the provision of such services not related to the audit of the financial statements are compatible with maintaining BKD, LLP’s independence.

Based upon the reviews and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Jean L. Wojtowicz Chair	Ann Colussi Dee	Ana Dutra	David R. Lovejoy	Ralph R. Whitney, Jr.

Audit and Non-Audit Fees

The following table sets forth aggregate fees paid to BKD, LLP for services provided during 2021 and 2020, respectively:

	2021	2020
Audit Fees (1)	$437,000	$417,000
Audit-Related Fees (2)	22,400	15,142
Tax Fees (3)	57,705	37,165
Total	$517,105	$469,307

(1)	Consists of fees for professional services rendered for the integrated audits of the Company’s annual consolidated financial statements in connection with statutory/subsidiary financial statement audits, attestation reports required by statute or regulation, and comfort letters and consents related to SEC filings.

(2)	Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported as “Audit Fees” above.

(3)	Consists of fees related to tax return preparation and other tax-related services.

Pre-Approval Policy

The Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee also may pre-approve particular services on a case-by-case basis. The Audit Committee will consider whether the provision of the services listed above is compatible with maintaining that firm’s independence.

PROPOSAL 3:
RATIFICATION OF AUDITOR

The Audit Committee has already appointed BKD, LLP as our independent registered public accounting firm for 2022. The Board is submitting the appointment of BKD, LLP for ratification in order to permit shareholders to express their approval or disapproval. In the event of a negative vote, the Audit Committee may reconsider this appointment. Representatives of BKD, LLP are expected to be present at the meeting and will be given an opportunity to respond to questions and make a statement, if they desire.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for 2022.

2022 ANNUAL MEETING	33

PROPOSAL 4:
APPROVAL OF 2022 EQUITY INCENTIVE PLAN

Introduction

On March 21, 2022, the Board of Directors, at the recommendation of the Compensation Committee (referred to as the “Committee” in this Proposal 4), approved the First Internet Bancorp 2022 Equity Incentive Plan (the “2022 Plan”), subject to approval by our shareholders at the 2022 Annual Meeting. If approved by our shareholders, the 2022 Plan will become effective on the date that it was approved by the Board, and will replace the Company’s existing 2013 Plan, which is the only plan under which equity incentive awards are currently being granted.

After the 2022 Plan obtains approval by our shareholders, no new awards will be made under the 2013 Plan. As of March 21, 2022, the number of shares of our common stock that may be the subject of awards and issued under the 2022 Plan is 450,000 plus any shares of common stock remaining available for future grants under the 2013 Plan, less the number of shares of our common stock that are subject to awards granted after March 21, 2022 and prior to the annual meeting. Awards outstanding under the 2013 Plan (the “Prior Plan”) as of the date the 2022 Plan becomes effective will continue to be subject to the terms of the Prior Plan, but if those awards subsequently expire, are forfeited or cancelled, or are settled in cash, the shares subject to those awards will become available for awards under the 2022 Plan.

Shareholder Approval and Board of Directors Recommendation

Shareholder approval of the 2022 Plan is being sought in order to (i) satisfy the shareholder approval requirements of Nasdaq and (ii) obtain shareholder approval of the number of shares that may be subject to incentive stock options under Internal Revenue Code (“Code”) Section 422.

The Board of Directors recommends that our shareholders vote FOR the 2022 Plan because it includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices, and will provide us with a share reserve that will enable us to continue to provide a competitive mix of compensation to our key employees.

Basis for the Requested Share Reserve Increase

Long-term equity-based incentives play a critical role in our executive compensation program, motivating executives to make decisions that focus on long-term shareholder value creation, aligning executives’ interests with the interests of shareholders and serving as an effective retention device. Our ability to continue to provide a competitive level of long-term equity-based compensation is considered to be of utmost importance to our success. Given the importance of providing competitive levels of equity-based compensation, the Board believes that it is in the best interests of our shareholders to adopt a new equity compensation plan and ensure sufficient shares for continued equity-based compensation.

As of March 21, 2022, there were 9,683,727 shares of our common stock issued and outstanding. There were 212,732 shares of our common stock remaining available for issuance in the Prior Plan. The closing sale price of a share of our common stock on Nasdaq on that date was $45.82.

The following table summarizes information regarding awards outstanding and shares of our common stock remaining available for grant under the 2013 Plan as of March 21, 2022:

Shares Underlying Outstanding Awards:
Option Awards	0
Stock Appreciation Right Awards	0
Restricted Stock Units	37,378
Restricted Stock Awards	7,452
Performance-based Restricted Stock Units	75,444
Shares Available for Grant under the 2013 Equity Incentive Plan	212,732

Historical equity granting practices. Our three-year average annual equity grant rate, or “burn rate,” for the 2019-2021 period was 1.19 percent, calculated on the basis utilized by the Proxy Advisory Services division of Institutional Shareholder Services, Inc. (“ISS”), which adjusts full-value award grants upward by a factor of 1.5 based upon dilution.

Fiscal Year	TRSU/Restricted Stock Awards Granted	PRSU AWARDS GRANTED	PRSU/Restricted Share Award Earned/Vested	Weighted-Average Shares Outstanding
2021	49,819	24,450	34,049	9,918,083
2020	54,053	28,698	46,804	9,840,205
2019	14,629	71,304	35,608	10,041,581

Some shareholders view the burn rate as a helpful measure to compare the rates at which peer companies have granted equity. The more equity that a company grants in relation to the total number of its shares of common stock outstanding, the higher that company’s burn rate will be. Over the past three years, our average burn rate has been 1.19 percent, which is below the 2.00% burn rate benchmark that ISS uses under the Equity Plan Scorecard in 2022.

Expected dilution. As of March 21, 2022, our estimated existing voting power dilution attributable to shares subject to outstanding awards under the 2013 Plan was 3.47%. We define existing voting power dilution as the sum of (i) the total number of shares of our common stock subject to outstanding awards under the Prior Plan, and (ii) the total number of shares available for future grants under the 2013 Plan, divided

34	FIRST INTERNET BANCORP

PROPOSAL 4:
APPROVAL OF 2022 EQUITY INCENTIVE PLAN

by the fully diluted number of our common shares outstanding. Our projected voting power dilution as of that same date would be 8.11%, based on including the 450,000 share reserve under the 2022 Plan.

Over the long-term, we have sought to address shareholder concerns about dilution through share repurchases. However, the parameters under which we choose to repurchase shares are set in light of our overall capital allocation strategy, and the rate or timing of any share repurchases can be affected by market conditions. Over the past five years, we have repurchased 682,970 shares of our common stock (and an additional 13,962 have been returned to the 2013 Plan through forfeiture). These share repurchases have more than offset the equity that we have granted during that period. As demonstrated by the table below, we have repurchased or obtained through forfeiture 317,561 more shares than we have awarded during the last five years:

Fiscal Year	Repurchases and ForFeitures	Awards	Net
2022*	100,000	(34,363)	65,637
2021	101,057	(74,299)	26,758
2020	1,638	(82,997)	(81,359)
2019	6,790	(86,451)	(79,661)
2018	487,447	(52,807)	434,640
2017	–	(48,454)	(48,454)
Total	696,932	(379,371)	317,561

*Through March 21, 2022

Expectations regarding future share usage under the 2022 Plan are naturally based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the 2022 Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance. While the Committee believes that the assumptions utilized are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Key Compensation Practices

The 2022 Plan includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

●	No repricing of underwater options or stock appreciation rights without shareholder approval. The 2022 Plan prohibits, without shareholder approval, actions to reprice, replace, or repurchase options or stock appreciation rights (“SARs”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

●	No liberal share recycling. We may not add back to the 2022 Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

●	No liberal definition of “change in control.” No change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer or any board assessment that a change in control may be imminent.
●	Double-trigger change in control provisions.

●	Minimum vesting period for all awards. A minimum vesting or performance period of one year is prescribed for all awards, subject only to limited exceptions.

●	No payment of dividends or dividend equivalents on unearned awards. The 2022 Plan prohibits the payment of dividends or dividend equivalents in connection with an award until it vests.

●	Annual limit on compensation to non-employee directors. The 2022 Plan contains an annual limit on the aggregate value of all awards granted during a calendar year to any non-employee director.

●	Clawback. The 2022 Plan allows the Committee to require the recapture or claw back of all or a portion of awards in connection with financial restatements and other events.

●	No evergreen. The 2022 Plan does not have an evergreen or similar provision, which provides for an automatic replenishment of shares available for grant.

2022 ANNUAL MEETING	35

PROPOSAL 4:
APPROVAL OF 2022 EQUITY INCENTIVE PLAN

Description of the 2022 Plan

The major features of the 2022 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2022 Plan, which is attached to this proxy statement as Appendix A.

Eligible Participants. Employees, consultants, advisors and non-employee directors of the Company will be eligible to receive awards under the 2022 Plan. As of March 21, 2022, there were 288 employees, 9 non-employee directors of the Company and an indeterminate number of consultants and advisors who would be eligible to receive awards under the 2022 Plan.

Administration. The 2022 Plan will be administered by the Committee. To the extent consistent with applicable law, the Committee may delegate its duties, power and authority under the 2022 Plan to any one or more of its members, or, with respect to awards to participants who are not themselves our directors or executive officers, to one or more of our other directors or executive officers or to a Committee of the Board comprised of one or more directors. The Committee may also delegate non-discretionary administrative duties to other persons, agents or advisors.

The Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards. The Committee may also establish and modify rules to administer the 2022 Plan, interpret the 2022 Plan and any related award agreement, cancel or suspend an award, accelerate the vesting of an award (but only in the case of death or disability) and otherwise modify or amend the terms of outstanding awards to the extent permitted under the 2022 Plan, and require or permit the deferral of the settlement of an award. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2022 Plan prohibits the Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our shareholders. For these purposes, a “repricing” includes amending the terms of an underwater option or SAR award to lower the exercise price, canceling an underwater option or SAR award in conjunction with granting a replacement option or SAR award with a lower exercise price, canceling an underwater option or SAR award in exchange for cash, other property or grant of a new full value award, or otherwise making an underwater option or SAR award subject to any action that would be treated under accounting rules as a “repricing.”

Available Shares and Limitations on Awards. A maximum of 450,000 shares of our common stock plus any shares of common stock remaining available for future grants under the 2013 Plan may be the subject of awards and issued under the 2022 Plan. The shares of common stock issuable under the 2022 Plan may come from authorized and unissued shares or treasury shares. The share limitations under the 2022 Plan are subject to adjustment for changes in our corporate structure or shares, as described below.

Any shares of common stock subject to an award under the 2022 Plan, or to an award under the Prior Plan that is outstanding on the date our shareholders approve the 2022 Plan, that expires, is cancelled or forfeited, or is settled or paid in cash will, to the extent of such expiration, cancellation, forfeiture or cash settlement, automatically replenish the 2022 Plan share reserve and become available for future awards. Any shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, any shares repurchased by the Company using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for new grants.

Awards that may be settled solely in cash will not reduce the share reserve and will not reduce the shares authorized for grant to a participant in any calendar year. Awards granted or shares of our common stock issued under the 2022 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries (referred to as “substitute awards”) will not reduce the share reserve under the 2022 Plan.

The 2022 Plan provides that the aggregate grant date fair value of all awards granted during any calendar year to any non-employee director (excluding any awards granted at the election of a non-employee director in lieu of all or any portion of retainers or fees otherwise payable to non-employee directors in cash), shall not exceed $300,000.

Share Adjustment Provisions. If certain transactions with our shareholders occur that cause the per share value of our common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2022 Plan, and (ii) outstanding awards as to the class, number of shares and price per share. Other types of transactions may also affect our common stock, such as reorganizations, mergers or consolidations. If there is such a transaction and the Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2022 Plan, the Committee will make such adjustments as it may deem equitable.

Clawback and Recoupment. The Committee may cancel any award or require the participant to reimburse any previously paid compensation provided under the Plan or an award agreement to the extent provided in the applicable incentive forfeiture policy of the company.

Types of Awards. The 2022 Plan permits us to award stock options, SARs, restricted stock awards, stock unit awards, performance awards, and other stock-based awards to eligible recipients. These types of awards are described in more detail below.

Options. Employees of our Company or any subsidiary may be granted options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be granted options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant (or 110%

36	2022 ANNUAL MEETING

PROPOSAL 4:
APPROVAL OF 2022 EQUITY INCENTIVE PLAN

for certain shareholders), unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2022 Plan as of any date means the closing sale price of a share of our common stock on Nasdaq on that date.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than 10 years from its date of grant. No dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.

The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options. The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the 2022 Plan is equal to the size of the 2022 Plan’s share reserve as described above.

Stock Appreciation Rights. A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Committee determines whether payment will be made in shares of our common stock, cash or a combination of both. The exercise price per share of a SAR award will be determined by the Committee, but may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. No dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award. A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2022 Plan, as may be determined by the Committee.

Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that we, or any of our subsidiaries or business units, satisfy specified performance goals. Any dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award will be subject to the same restrictions and risk of forfeiture as the shares to which such dividends or distributions relate. Participants are entitled to vote restricted shares prior to the time they vest.

Stock Unit Awards. A stock unit award is a right to receive the fair market value of a specified number of shares of our common stock, payable in cash, shares, or a combination of both, that vests at such times, in such installments and subject to such conditions as may be determined by the Committee. Until it vests, a stock unit award is subject to restrictions and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2022 Plan, as may be determined by the Committee. The Committee may provide for the payment of dividend equivalents on stock unit awards and other stock-based awards, but any such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying units or other share equivalents to which such dividend equivalents relate.

Performance Awards. A performance award is an award of shares of common stock or units that are only earned if certain conditions are met. Any award under the 2022 Plan may be granted as a performance-based award if the Committee establishes one or more measures of corporate, business unit, or individual performance that must be attained, and the performance period over which the specified performance is to be attained, as a condition to the vesting, exercisability, lapse of restrictions, and/or settlement in cash or shares of the award. The Committee will determine the extent to which performance goals have been attained and other applicable terms and conditions have been satisfied and the degree to which vesting, exercisability, lapse of restrictions, and/or settlement in cash or shares of a performance award has been earned. The Committee may provide for the payment of dividend equivalents on performance-based awards, but any dividend equivalents will be subject to the same restrictions as the awards are. The Committee also has the ability to provide, in an individual award agreement or elsewhere, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance goals upon the occurrence of certain events, which may include a change in control, a corporate transaction, a recapitalization, a change in the accounting practices of our Company, or a participant’s death or disability.

Other Stock-Based Awards. The Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2022 Plan. The Committee has discretion in determining the terms and conditions of such awards.

Vesting. The Plan allows for awards subject to either time-based vesting or performance-based vesting, or both. Awards that vest based solely on the satisfaction of service-based vesting conditions are subject to a minimum vesting period of one year from the date of grant, and awards whose grant or vesting is subject to performance-based vesting conditions must be subject to a performance period of at least one year. These required vesting and performance periods will not apply to (i) awards granted in payment of other compensation that is already earned and payable, (ii) a substitute award that does not reduce the vesting period of the award being replaced, or (iii) awards involving an aggregate number of shares not in excess of five percent of the 2022 Plan’s share reserve.

Transferability of Awards. In general, no right or interest in any award under the 2022 Plan may be assigned, transferred, exchanged or encumbered by a participant, voluntarily or involuntarily, except by will or the laws of descent and distribution. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a

2022 ANNUAL MEETING	37

PROPOSAL 4:
APPROVAL OF 2022 EQUITY INCENTIVE PLAN

domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.

Corporate Transactions; Change in Control. If a corporate transaction occurs, the surviving entity may continue, assume or replace outstanding awards. To the extent that outstanding awards are not continued, assumed or replaced, all awards, except for performance awards, will be 100% vested. In the case of performance awards, in the event of a corporate transaction, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, with vesting proportionate to the portion of the performance period that has elapsed at the time of the transaction.

If a change in control which is not a corporate transaction occurs, awards will continue in accordance with their terms. However, if within 12 months after the change-in-control a participant’s employment or other service is terminated without cause, then (i) each of the participant’s outstanding options and stock appreciation rights will become exercisable in full and remain exercisable for the remaining term of the award, (ii) each of the participant’s other forms of awards that are unvested will fully vest, and (iii) any all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, with vesting proportionate to the portion of the performance period that has elapsed at the time of the transaction.

In addition, in connection with a corporate transaction or a change in control, the Committee may, in its discretion, provide for one of the following with respect to awards under the 2022 Plan: (i) the cancellation of outstanding unexercised awards, at or immediately prior to the transaction, or (ii) the cancellation of awards in exchange for payment to participants in cash equal to the difference, if any, between the fair market value of the consideration that would be received in the corporate transaction for the number of shares subject to the award and the aggregate exercise price (if any) of the shares subject to the award. The Committee may specify the action to be taken in an award agreement or may take the action prior to or coincident with the corporate transaction or change in control and is not required to treat all awards or all participants similarly.

For purposes of the 2022 Plan, the following terms have the meanings indicated:

●	A “corporate transaction” generally means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company.

●	A “change in control” generally refers to the acquisition by a person or group of beneficial ownership of 30% or more of the voting power of our stock, our “continuing directors” ceasing to constitute at least 55% of our board, or a corporate transaction (as defined above).

Effect of Termination of Service. Unless otherwise set forth in an applicable award or employment agreement, if a participant’s employment or other service relationship with us and our subsidiaries is terminated, the 2022 Plan provides that unvested portions of his or her outstanding awards will be forfeited, and vested portions of outstanding option and SAR awards will continue to be exercisable for a period of either three months or one year after termination, depending on the reason for the termination, unless the termination is for cause. Upon termination due to death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of one year after the date of termination. In the event of a for cause termination, the vested but unexercised portions of options and SAR awards will also be terminated. “Cause” for termination is defined in any applicable employment agreement, or otherwise generally involves misappropriation of our cash or property, failure to comply with our policies or agreements with the participant or the law, ongoing failure to perform the participant’s duties, or behavior that could bring harm or disrepute to the Company.

Effective Date and Term of the 2022 Plan. The 2022 Plan will become effective on the date it was approved by the Board, provided that it is approved by the Company’s shareholders. No awards will be made under the 2022 Plan prior to its effective date. Unless terminated earlier, the 2022 Plan will terminate on the tenth anniversary of the effective date. Awards outstanding under the 2022 Plan at the time it is terminated will continue in accordance with their terms and the terms of the 2022 Plan unless otherwise provided in the applicable agreements. The Board may suspend or terminate the 2022 Plan at any time.

Amendment of the Plan. The Board may amend the 2022 Plan from time to time. However, except in the case of adjustments upon changes in common stock, no amendment will be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy applicable laws or the rules of Nasdaq. Termination, suspension or amendment of the 2022 Plan may not adversely affect any outstanding award without the consent of the affected participant.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2022 Plan, based on current statutes, regulations and interpretations.

Non-qualified Stock Options. If a participant is granted a non-qualified stock option under the 2022 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

38	2022 ANNUAL MEETING

PROPOSAL 4:
APPROVAL OF 2022 EQUITY INCENTIVE PLAN

Incentive Stock Options. If a participant is granted an incentive stock option under the 2022 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.

Other Awards. The current federal income tax consequences of other awards authorized under the 2022 Plan generally follow certain basic patterns. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount paid in cash or the then-current fair market value of the shares received by the participant, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.

Section 409A of the Code. The foregoing discussion of tax consequences of awards under the 2022 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

Excise Tax on Parachute Payments. If the acceleration of the vesting of an award or the payment of cash in exchange for all or part of an award, together with any other payments that such participant has the right to receive from the Company, would constitute a “parachute payment” then the payments or benefits provided to such participant will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. Such reduction, however, will only be made if the aggregate amount of the payments after such reduction exceeds the difference between the amount of such payments absent such reduction minus the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments. If such provisions are applicable and if an employee will be subject to a 20% excise tax on any “excess parachute payment” pursuant to Section 4999 of the Code, we will be denied a deduction with respect to such excess parachute payment pursuant to Section 280G of the Code.

Awards Under the 2022 Plan

The Committee has not yet approved any awards under, or subject to, the 2022 Plan. In addition, because all awards under the 2022 Plan are discretionary with the Committee, neither the number nor types of future 2022 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable.

The Board of Directors recommends a vote “FOR” the approval of the First Internet Bancorp 2022 Equity Incentive Plan.

2022 ANNUAL MEETING	39

SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Shareholder proposals (other than director nominations) that are submitted for inclusion in our proxy materials relating to our annual meeting of shareholders to be held in 2023 must provide proof of ownership and follow the procedures set forth in SEC Rule 14a-8 and our Bylaws. To be timely, such proposals must be received by us at our principal executive office no later than November 28, 2022.

If a shareholder desires to propose an item of business for consideration at our annual meeting of shareholders without including it in our proxy materials or to nominate persons for election as director at an annual meeting, then the shareholder must comply with all of the applicable requirements set forth in our Bylaws, including timely written notice of such proposal or nomination delivered to our Secretary at our principal executive office. To be timely under our Bylaws for the 2023 Annual Meeting of Shareholders, we must receive such notice on or after January 12, 2023 but not later than February 11, 2023.

In addition, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act within the time period established by our Bylaws as stated above.

A copy of the advance notification requirements of our Bylaws may be obtained upon request to our Secretary at First Internet Bancorp, 8701 E. 116th Street, Fishers, Indiana 46038.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”), including financial statements audited by BKD, LLP, our independent registered public accounting firm, and BKD, LLP’s report thereon, is available to our shareholders on the Internet at www.sec.gov. In addition, a copy of the Annual Report will be sent to any shareholder without charge (except for exhibits, if requested, for which a reasonable fee will be charged), upon written request to our Secretary at First Internet Bancorp, 8701 E. 116th Street, Fishers, Indiana 46038.

The Annual Report is also available and may be accessed free of charge through the Shareholders’ Information section of our website at www.firstinternetbancorp.com.

HOUSEHOLDING

Under a procedure approved by the U.S. Securities and Exchange Commission (“SEC”) called “householding,” certain shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials may receive only one copy of our annual report and proxy statement, unless one or more of those shareholders provides notice that they would like to continue to receive individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not in any way affect the payment of dividends.

If you and other shareholders with whom you share an address currently receive multiple copies of our annual report and/or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the annual report or proxy statement for your household, please contact our Secretary at First Internet Bancorp, 8701 E. 116th Street, Fishers, Indiana 46038 or by calling (317) 532-7900.

If you participate in householding and would like to receive a separate copy of our annual report and/or this proxy statement, please contact us in the manner described in the immediately preceding paragraph. The requested documents will be delivered to you promptly upon receipt of your request.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership with the SEC. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based upon our review of reports and written representations furnished to the

Company, all applicable Section 16(a) filing requirements were timely filed and satisfied except for Mr. Williams, who filed a Form 4 in 2021 to report four purchases of a total of 500 shares made in 2020 through the automatic reinvestment of dividends pursuant to the terms of his brokerage account.

OTHER BUSINESS

The Board knows of no other matters that may be presented at the annual meeting. If any other matters should properly come before the annual meeting, the persons named in the enclosed form of proxy will vote in accordance with their business judgment on such matter.

40	FIRST NTERNET BANCORP

APPENDIX A

FIRST INTERNET BANCORP
2022 EQUITY INCENTIVE PLAN

1.              Purpose. The purpose of the First Internet Bancorp 2022 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s shareholders, and to thereby promote the Company’s long-term business success.

2.              Definitions. In this Plan, the following definitions will apply.

(a)          “Affiliate” means any entity that is a Subsidiary or Parent of the Company, or any other entity in which the Company owns, directly or indirectly, at least 50% of combined voting power of the entity’s Voting Securities and which is designated by the Committee as covered by the Plan.

(b)          “Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan, including all amendments thereto. An Agreement is subject to the terms and conditions of the Plan.

(c)          “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units or an Other Stock-Based Award.

(d)          “Board” means the Board of Directors of the Company.

(e)          “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition, a Participant’s (i) embezzlement or misappropriation of Company funds or property, (ii) failure to comply, as determined by the Company, with any applicable confidentiality, noncompetition or data security agreement or obligation, (iii) failure to comply, as determined by the Company, with any applicable Company policy; (iv) ongoing failure to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate, or any applicable Company policy; (iv) engaging in any act or practice that involves personal dishonesty on the part of the Participant or demonstrates a willful and continuing disregard for the best interests of the Company and its Affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors.

(f)          “Change in Control” means one of the following:

(1)          An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 30% or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)              any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

(B)              any acquisition by a Person who, within the last 12-month period, already held beneficial ownership of thirty percent (30%) or more of that combined voting power;

(C)              any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

(D)              any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan;

(E)               any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(F)               any repurchase or other acquisition by the Company of its Voting Securities; or

(G)              with respect to any particular Participant, any acquisition of securities of the Company by the Participant, any Group including the Participant, or any entity controlled by the Participant or a Group including the Participant.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of more than 30% of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred. Furthermore, a Change in Control will occur if a Person becomes the beneficial owner of more than 30% of the Company’s Voting Securities as the result of a Corporate Transaction only if the Corporate Transaction is itself a Change in Control pursuant to subsection 2(f)(3).

(2)          Individuals who are Continuing Directors cease for any reason to constitute at least 55% of the members of the Board.

APPENDIX A	1

(3)          A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 30% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(g)          “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.

(h)          “Code Section 409A” means Section 409A of the Code, and the regulations and guidance promulgated thereunder.

(i)           “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3. The Committee shall be the Compensation Committee of the Board unless otherwise specified by the Board.

(j)           “Company” means First Internet Bancorp, an Indiana corporation, and any successor thereto.

(k)          “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as the result of an actual or threatened “Election Contest” (defined as any solicitation subject to Rules 14a-1 to 14a-10 promulgated under the Exchange Act by any person or Group for the purpose of opposing a solicitation subject to Rules 14a-1 to 14a-10 by any other person or Group with respect to the election or removal of directors at any annual or special meeting of shareholders of the Company) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or Group other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(l)           “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving entity.

(m)         “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

(n)          “Employee” means an employee of the Company or an Affiliate.

(o)          “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(p)          “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(q)          “Fair Market Value” means the fair market value of a Share determined as follows:

(1)          If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)          If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(r)           “Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award.

(s)          “Global Service Provider” means a Service Provider who is located outside of the United States, who is not compensated from a payroll maintained in the United States, or who is otherwise subject to (or could cause the Company to be subject to) legal, tax or regulatory requirements of countries outside of the United States.

(t)           “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(u)          “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.

2	APPENDIX A

(v)          “Non-Employee Director” means a member of the Board who is not an Employee.

(w)         “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.

(x)          “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(y)          “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(z)          “Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.

(aa)        “Performance-Based Compensation” means an Award that is intended to constitute “performance-based compensation” and is awarded under Sections 6(g) and 17.

(bb)        “Plan” means this First Internet Bancorp 2022 Equity Incentive Plan, as amended and in effect from time to time.

(cc)        “Prior Plan” means the First Internet Bancorp 2013 Equity Incentive Plan.

(dd)        “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(ee)        “Retirement” means any termination of a Participant’s Service, other than for Cause, occurring at or after age 65.

(ff)         “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(gg)        “Service Provider” means an Employee, a Non-Employee Director, or any natural person who is a consultant or advisor, or is employed by a consultant or advisor retained by the Company or any Affiliate, and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(hh)        “Share” means a share of Stock.

(ii)          “Stock” means the common stock, no par value per Share, of the Company.

(jj)          “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(kk)        “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(ll)          “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(mm)      “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(nn)        “Voting Securities” of an entity means the outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.

3.            Administration of the Plan.

(a)          Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section.

(b)          Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)          determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of and the number of Shares or amount of cash covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2)          cancelling or suspending an Award, accelerating the vesting (in the case of death or Disability) or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(d) and 15(e);

APPENDIX A	3

(3)          adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission or reconciling any inconsistency in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan;

(4)          granting Substitute Awards under the Plan;

(5)          taking such actions as are provided in Section 3(c) with respect to Awards to Global Service Providers; and

(6)          requiring or permitting the deferral of the settlement of an Award, and establishing the terms and conditions of any such deferral.

(c)          Awards to Global Service Providers. The Committee may grant Awards to Global Service Providers, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans or annexes to Award Agreements and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)          Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2(i). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)          Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f)           Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

4.            Shares Available Under the Plan.

(a)          Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be (x) 450,000, plus (y) any Shares of Stock remaining available for future grants under the Prior Plan on the effective date of this Plan. No further awards may be made under the Prior Plan after the effective date of this Plan. Shares issued under the Plan may come from authorized and unissued shares or treasury shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(1)          Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the share reserve as one Share for every one Share granted.

(2)          Shares that are subject to Full Value Awards shall be counted against the share reserve as one Share for every one Share granted.

(3)          Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.

(4)          Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(5)          Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(6)          Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

4	APPENDIX A

(b)          Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished as provided in Section 4(c) below. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan or the Prior Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c)          Counting Shares Again Available. Each Share that again becomes available for Awards as provided in Section 4(b) shall correspondingly increase the share reserve under Section 4(a), with such increase based on the same share ratio by which the applicable share reserve was decreased upon the grant of the applicable award.

(d)          Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(e)          No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

(f)           Limits on Awards to Non-Employee Directors. The aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States) of all Awards granted during any calendar year to any Non-Employee Director (excluding any Awards granted at the election of a Non-Employee Director in lieu of all or any portion of retainers or fees otherwise payable to Non-Employee Directors in cash) with respect to such individual’s Service as a Non-Employee Director shall not exceed $300,000.

5.           Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees who are not Global Service Providers.

6.           General Terms of Awards.

(a)          Award Agreement. Each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b)          Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to vest and, if applicable, expire (which shall not be more than ten years from the Grant Date), and, consistent with the requirements of this Section 6, the applicable vesting conditions and any applicable performance period. Awards that vest based solely on the satisfaction by the Participant of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable Grant Date (during which no portion of the award may be scheduled to vest), and Awards whose grant or vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not, however, apply in connection with: (i) a Change in Control as provided in Section 12(b)(2) or 12(c), (ii) a termination of Service due to death or Disability, (iii) to a Substitute Award that does not reduce the vesting period of the award being replaced, (iv) Awards made in payment of or exchange for other compensation already earned and payable, and (v) outstanding, exercised and settled Awards involving an aggregate number of Shares not in excess of 5% of the Plan’s share reserve specified in Section 4(a). For purposes of Awards to Non-Employee Directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s shareholders to the date of the next annual meeting of the Company’s shareholders. Unless the Committee provides otherwise, the vesting of Awards granted hereunder will be suspended during any unpaid leave of absence.

APPENDIX A	5

(c)          Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d)          Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company. If no beneficiary designation is in effect at the time of the Participant’s death or if the designated beneficiary is not living at the time of the Participant’s death or shall die prior to payment, then payments due thereafter shall be made to the Participant’s spouse, and if none, the Participant’s children, per stirpes, and if none, the Participant’s estate.

(e)          Termination of Service. Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):

(1)          Upon termination of Service for Cause, or upon conduct during a post-termination exercise period that would constitute Cause, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2)          Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.

(3)          Upon termination of Service for any reason other than Cause, death, Disability or Retirement, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three months after the date of such termination. However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(4)          Upon termination of Service due to death, Disability or Retirement, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(f)           Rights as Shareholders. No Participant shall have any rights as a shareholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g)          Performance-Based Awards. Any Award may be granted as Performance-Based Compensation if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. Any Performance-Based Compensation shall additionally be subject to the requirements of Section 16 of this Plan. Except as provided in Section 16 with respect to Performance-Based Compensation, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals under specified circumstances such as (i) the occurrence of events that are unusual in nature or infrequently occurring, such as a Change in Control, an equity restructuring (as described in Section 12(a)), acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs, (ii) a change in applicable tax laws or accounting principles, or (iii) the Participant’s death or Disability.

(h)          Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to Awards. Any dividends, dividend equivalents or distributions payable with respect to Shares that are subject to the unvested portion of an Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

6	APPENDIX A

(i)           Deferrals of Full Value Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Code Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or document as the Committee may determine, or some combination of such documents. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts.

7.           Stock Option Awards.

(a)          Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

(b)          Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in either case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c)          Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.

(d)          Incentive Stock Options.

(1)          An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee who is not a Global Service Provider, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be the total number of Shares in the Plan’s share reserve as specified in the first sentence of Section 4(a), subject to adjustment as provided in Section 12(a).

(2)          No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined Voting Power of all classes of stock of the Company or an Affiliate, unless (i) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) such Award will expire no later than five years after its Grant Date.

(3)          For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(4)          If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, or otherwise fails to qualify as an Incentive Stock Option, such Option shall thereafter be treated as a Non-Qualified Stock Option.

(e)           Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option Award during the applicable post-termination of Service exercise period as set forth in Section 6(e) or in the applicable Agreement is prevented by Section 17(c), the Option shall remain exercisable until the later of (i) 30 days after the date the exercise of the Option would no longer be prevented by such provision, or (ii) the end of the applicable post-termination exercise period, but in no event later than the scheduled expiration date of the Option as set forth in the applicable Agreement.

8.           Stock Appreciation Right Awards.

(a)          Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

APPENDIX A	7

(b)          Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.

9.            Restricted Stock Awards.

(a)          Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion, subject to the requirements of Section 6(b). The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b)          Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

10.          Stock Unit Awards.

(a)          Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion, subject to the requirements of Section 6(b). If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b)          Settlement of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.

11.          Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12.          Changes in Capitalization, Corporate Transactions, Change in Control.

(a)          Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Code Section 409A of the Code.

(b)          Corporate Transactions. The following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

8	APPENDIX A

(1)          Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an ISO), either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(2)          Acceleration. If and to the extent that outstanding Awards are not continued, assumed or replaced in accordance with Section 12(b)(1), all outstanding Awards under the Plan will be accelerated in the event of a Corporate Transaction as follows: (i) all outstanding Options and SARs shall become fully exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, (ii) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction, and (iii) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(2) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction.

(3)          Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide (either one or both of the following) that (i) some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction, or (ii) payment be made in exchange for payments to the holders as provided in this Section 12(b)(3). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3). The payment for any Award canceled, if any, shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of vested Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(3) without payment of any kind to the affected Participant. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 12(b)(3) shall be the number of Shares as to which the Award would have been deemed “fully vested” for purposes of Section 12(b)(2). Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s shareholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(c)          Other Change in Control. In the event of a Change in Control that does not involve a Corporate Transaction, all Awards will continue in accordance with their terms; provided, however, if within 12 months after the Change in Control a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of employment, (ii) subject to clause (iii) below, any Full Value Awards that are not yet fully vested shall immediately vest in full, and (iii) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(c) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has occurred up to the date of such Participant’s termination of Service. The Committee may in its discretion, take one of the following actions as it deems appropriate with respect to outstanding Awards: (i) providing for the cancellation of any Award, (ii) providing for the cancellation of any Award in exchange for payments in a manner similar to that provided in Section 12(b)(3), or (iii) making such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such Change in Control. The Committee will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

(d)          Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

(e)          Parachute Payment Limitation.

APPENDIX A	9

(1)          Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant or for the Participant’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code, and would, but for this Section 12(e) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law and any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing clauses (i) or (ii) results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

(2)          Any such reduction shall be made in accordance with Code Section 409A and the following: (i) the Covered Payments which do not constitute deferred compensation subject to Code Section 409A shall be reduced first, and (ii) Covered Payments that are cash payments shall be reduced before non-cash payments, and Covered Payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(3)          If, notwithstanding the initial application of this Section 12(e), the Internal Revenue Service determines that any Covered Payment constitutes an “excess parachute payment” (as defined by Section 280G(b) of the Code), this Section 12(e) will be reapplied based on the Internal Revenue Service’s determination, and the Participant will be required to promptly repay the portion of the Covered Payments required to avoid imposition of the Excise Tax together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Participant’s receipt of the excess payments until the date of repayment).

(4)          Any determination required under this Section 12(e) shall be made in writing in good faith by the accounting firm which was the Company’s independent auditor immediately before the Change in Control (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Participant as requested by the Company or the Participant. The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 12(e).

13.          Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.          Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by transferring to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.

15.          Effective Date, Duration, Amendment and Termination of the Plan.

(a)          Effective Date. The Plan shall become effective on the date it is approved by the Board, subject to approval by the Company’s shareholders, and the date of such Board approval shall be considered the date of the Plan’s adoption for purposes of Treasury Regulation § 1.422-2(b)(2)(i). If the Company’s shareholders fail to approve the Plan within 12 months of its approval by the Board, the Plan and any Awards already made thereunder will be of no further force or effect.

(b)          Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.

(c)          Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)          Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 17(i).

(e)          No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s shareholders.

10	APPENDIX A

16.         Performance-Based Compensation; Designation of Awards. If the Committee determines that an Award is Performance-Based, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified by the Committee. The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 16. In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, including adjustments for events that are unusual in nature or infrequently occurring, such as a Change in Control, acquisitions, divestitures, restructuring activities or asset write-downs, or for changes in applicable tax laws or accounting principles. The Committee may also adjust performance measures for a performance period in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 16 may be waived upon the death or Disability of the Participant.

17.         Other Provisions.

(a)          Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b)          Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(d) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c)          Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies, including those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 17(i).

(d)          Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e)          Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Indiana without regard to its conflicts-of-law principles and shall be construed accordingly.

(f)           Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)          Code Section 409A. It is intended that all Awards of Options, SARs and Restricted Stock granted under the Plan will be exempt from, or will comply with, the requirements of Code Section 409A, and to the maximum extent permitted the Awards and the Plan will be limited, construed and interpreted in accordance with this intent. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)          If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2)          Each amount to be paid under an Award or this Plan shall be construed as a separate and distinct payment for purposes of Code Section 409A; and

APPENDIX A	11

(3)          If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, or (iii) shall have any liability to any Participant for any such tax liabilities.

(h)          Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 17(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)           Forfeiture and Compensation Recovery.

(1)          The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2)          All Awards and any compensation associated therewith will be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

(j)           Effect of Banking Laws and Regulations. Notwithstanding any provision to the contrary, no Award may be exercised or fully vest if the Participant is required by the Bank Holding Company Act, the Change in Bank Control Act, the Indiana Financial Institutions Act or regulations of any federal or Indiana bank regulatory agencies having jurisdiction over the Company to obtain prior approval of any such agency or to comply with any notice and waiting period requirements unless and until the Participant complies with all such regulatory requirements.

12	APPENDIX A

SCAN TO VIEW MATERIALS & VOTEFIRST INTERNET BANCORP 8701 EAST 116TH STREET FISHERS, IN 46038VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 15, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/INBK2022You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 15, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D75138-P68339KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLYFIRST INTERNET BANCORPFor WithholdFor AllTo withhold authority to vote for any individualThe Board of Directors recommends you vote FORAll AllExceptnominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.each of the nominees listed in proposal 1 and FOR proposals 2, 3 and 4.1. To elect eight directors to serve until the next Annual Meeting of Shareholders. NOMINEES:! ! !01) Aasif M. Bade 02) David B. Becker 03) Justin P. Christian 04) Ann Colussi Dee05) Ana Dutra 06) John K. Keach, Jr. 07) David R. Lovejoy 08) Jean L. WojtowiczFor Against Abstain2. To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers.3. To ratify the appointment of BKD, LLP as our independent registered public accounting firm for 2022.4. To approve the First Internet Bancorp 2022 Equity Incentive Plan.NOTE: At their discretion, the proxies are authorized to vote on any other business as may properly come before the meeting or any adjournments thereof.! ! ! ! ! ! ! ! !Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.firstinternetbancorp.com.D75139-P68339FIRST INTERNET BANCORP Annual Meeting of Shareholders May 16, 2022 1:00 PM, EDT This proxy is solicited by the Board of DirectorsThe undersigned hereby appoints David B. Becker and Kenneth J. Lovik, and each of them, as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote as proxies, as designated on the reverse side of this form, all of the shares of Common Stock of FIRST INTERNET BANCORP that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held virtually at 1:00 PM, EDT on May 16, 2022, at www.virtualshareholdermeeting.com/INBK2022, and any adjournment or postponement thereof upon matters set forth in the proxy statement and, in their judgment and discretion, upon any other business as may properly come before the meeting.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4.PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPECONTINUED AND TO BE SIGNED ON REVERSE SIDE